UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The Navigators Group, Inc.

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THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

ANNUAL MEETING – May 22, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, May 22, 2014 at the Company’s office at 400 Atlantic Street, 8th Floor, Stamford Connecticut 06901.

A report of the Company’s current affairs will be presented at the Annual Meeting and Stockholders will have an opportunity for questions and comments.

You are requested to sign, date and return your proxy card whether or not you plan to attend the Annual Meeting.

We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

Robert V. Mendelsohn

Chairman

April 10, 2014

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 060901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

TO THE STOCKHOLDERS OF THE NAVIGATORS GROUP, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s office at 400 Atlantic Street, 8th Floor, Stamford, Connecticut on Thursday, May 22, 2014, at 10:00 a.m. At the meeting, stockholders will be asked to:

(1)	Elect ten (10) directors to serve until the 2015 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

(2)	Pass an advisory resolution on executive compensation;

(3)	Ratify the appointment of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2014 financial statements; and

(4)	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 24, 2014 has been fixed by the Board of Directors as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record on such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Annual Meeting at the office of the Company, 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

By Order of the Board of Directors

Emily B. Miner

Secretary

Stamford, Connecticut

April 10, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY USING THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information

The accompanying form of proxy is solicited on behalf of the Board of Directors (the “Board”) of The Navigators Group, Inc. for use at the annual meeting (the “Annual Meeting”) of the Company’s stockholders or any adjournment thereof. When we use the terms “we,” “us,” “our” or “the Company,” we are referring to The Navigators Group, Inc. and its subsidiaries, unless the context otherwise requires. The persons named on the proxy card have been designated as proxies by the Company’s Board of Directors. Such persons are officers of the Company. Any stockholder desiring to appoint some other person to represent him or her at the Annual Meeting may do so by completing another form of proxy and delivering the completed proxy to the Secretary of the Company at the address indicated above, prior to the Annual Meeting. It is the responsibility of the stockholder appointing some other person to represent him or her to inform such person of the appointment. The Company has first mailed or electronically delivered these proxy materials to holders (“Stockholders”) of shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), on or about April 10, 2014. The Company’s executive and administrative office is located at 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901.

The proxy materials are available over the Internet at the web site address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, please do not return your proxy card. Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing the documents by following the instructions provided if you vote over the Internet. Should you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail next year with voting instructions and the Internet address of those materials.

The proxies that are properly executed and duly returned to the Company and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of our ten (10) nominees as directors (Proposal 1), for the approval of the compensation of our named executive officers (Proposal 2) and in favor of the appointment of KPMG LLP as the independent auditors of the Company for fiscal year 2014 (Proposal 3). Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice of such revocation to the Secretary of the Company at The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. A Stockholder who attends the Annual Meeting in person may, if he or she wishes, vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. The outstanding voting stock of the Company as of March 24, 2014, the record date, consisted of 14,255,206 shares of Common Stock, with each share of Common Stock entitled to one vote. Only Stockholders of record at the close of business on March 24, 2014 are entitled to vote at the Annual Meeting. The closing price of the Common Stock on March 24, 2014 was $61.69. A copy of the Company’s Annual Report for the year ended December 31, 2013 is being mailed simultaneously herewith and is electronically available to Stockholders on the Internet by logging on to www.proxyvote.com and following the instructions provided.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the director nominees described below. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

The By-laws of the Company provide for the Company to have not less than three nor more than twenty-one directors. The Board of Directors proposes the election of the ten nominees named below to constitute the entire Board of Directors of the Company until the next Annual Meeting of Stockholders or until their successors shall be duly elected and shall qualify. Each of the nominees is currently a director of the Company. All directors named below are standing for re-election by stockholders. In the event any nominee named below is unable or declines to serve, which the Board of Directors does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominee that the Board of Directors may designate.

Name	Age	Position with the Company	First Became a Director
Saul L. Basch	67	Director	2012
H. J. Mervyn Blakeney	76	Director	2004
Terence N. Deeks	74	Director	1982
Stanley A. Galanski	55	Director, President & CEO	2001
Geoffrey E. Johnson	66	Director	2011
John F. Kirby	67	Director	2004
Robert V. Mendelsohn	67	Chairman	2010
David M. Platter	54	Director	2013
Janice C. Tomlinson	63	Director	2011
Marc M. Tract	54	Director	1991

Saul L. Basch began his career at Coopers & Lybrand with a concentration on insurance industry clients, ultimately acting as the Industry Leader and Senior Partner of the company’s Metropolitan New York Insurance Practice. He joined HSB Group, Inc. in 1995, ultimately serving as Vice Chairman, Chief Financial Officer and Treasurer. Mr. Basch retired from active employment with HSB Group, Inc. in 2012. Mr. Basch is a Certified Public Accountant.

H. J. Mervyn Blakeney spent a 30-year career with Cadbury Schweppes Plc, the final 10 years as Managing Director of Schweppes International Ltd. and as a director of its holding company. After retiring as an executive in 1988, he has held non-executive directorships in various industries, principally insurance, within the United Kingdom. Mr. Blakeney was a non-executive director of Navigators Underwriting Agency Ltd., a wholly-owned United Kingdom subsidiary of the Company, until December 2010 and until February 2010 was the non-executive Chairman of that board.

Terence N. Deeks is our founder. Mr. Deeks was our President until May 2002 and Chief Executive Officer until December 2002. Mr. Deeks served as an Executive Chairman of the Board from his retirement as Chief Executive Officer until May 26, 2010. As of such date, Mr. Deeks retired as an executive of the Company, and continued to serve as the non-executive Chairman of the Board until his retirement as Chairman on May 23, 2013. Mr. Deeks remains a director and Chairman Emeritus of the Company. Mr. Deeks has been engaged in the property and casualty insurance business since 1957.

Stanley A. Galanski has been our President since May 2002 and our Chief Executive Officer since January 2003. Prior thereto, he had been Executive Vice President and Chief Operating Officer of the Company since March 2001. Mr. Galanski was President of XL Insurance Company of New York from 2000 to March 2001, President of XL Specialty Insurance Company from 1997 to March 2001, and President of New Hampshire Insurance Company from 1995 to 1997. From 1980 to 1995, Mr. Galanski held various underwriting and management positions with the Chubb Group of Insurance Companies. Mr. Galanski is a director of several of our wholly-owned subsidiaries, including chairman of Navigators Insurance Company.

Geoffrey E. Johnson retired from PricewaterhouseCoopers (“PwC”) in 2010, where he had worked since 1969 in both London and New York, having served major clients and held senior management positions in the U.K., Europe and globally. Most recently, from 2002 – 2010, he served as the Chief Executive Officer of PwC’s Bermuda-based professional indemnity captive insurance company. Prior thereto, from 1998 – 2002, he was the Global Chief Financial Officer/Operations Leader for PwC. He is Chairman of the Board of Professional Asset Indemnity Limited. Mr. Johnson has also served as a director of Navigators Underwriting Agency Ltd., a wholly-owned United Kingdom subsidiary of the Company, since July 2011.

John F. Kirby has been retired from Chubb & Son since 2003 and prior thereto, from 1998 to 2003, he was a Managing Director with worldwide responsibility for ceded reinsurance. From 1995 to 1998, he served as Senior Vice President and Manager – Global Marine & Aviation Practice at Wilcox, Inc. Prior thereto, he held various senior positions at The Continental Corporation from 1987 to 1995. He began his career with the Chubb Group in 1964.

Robert V. Mendelsohn is the non-executive Chairman of the Board. Mr. Mendelsohn most recently served as Chief Executive of Royal & Sun Alliance Insurance Group, PLC from 1997 – 2002, prior to which he was Chief Executive Officer of Royal Insurance Group from 1993 – 1997. Before joining Royal, Mr. Mendelsohn worked for W.R. Berkley Corporation for 20 years, ultimately serving as President and Chief Operating Officer. Mr. Mendelsohn has also served in a number of industry organizations in capacities including Chairman of the American Insurance Association, Trustee of the Society of Chartered Property Casualty Underwriters and a Director of the International Insurance Society and the Geneva Association.

David M. Platter joined Coller Capital as an investment partner in January 2013. From 2006 to 2012, Mr. Platter worked for Credit Suisse in the Investment Banking Department’s Financial Institutions Group in the Americas, joining as a Managing Director and Group Head and ultimately serving as Vice Chairman and Senior Advisor. Mr. Platter began his investment banking career at Morgan Stanley in 1985. In 1994, he joined Donaldson, Lufkin & Jenrette. In 2000, he became Global Head of Financial Institutions Investment Banking at Bear Stearns. In 2004, he was a founding member of Sagent Advisors, an investment banking advisory boutique.

Janice C. Tomlinson worked at the Chubb Group of Insurance Companies for over 36 years, serving in various executive management roles, most recently as Executive Vice President of International Field Operations, until her retirement in December 2009. She has been actively involved in the community through her service on numerous non-profit boards. Ms. Tomlinson also serves on the boards of multiple subsidiaries of Firstcan Management Inc.

Marc M. Tract has been a partner of the law firm of Katten Muchin Rosenman LLP and a predecessor firm since 1994, which firms have been counsel to the Company for the same period. Mr. Tract specializes in the areas of corporate and regulatory matters for the insurance industry.

Non-Director Executive Officers

The current non-director executive officers of the Company are as follows:

Name	Age	Position
Ciro M. DeFalco	58	Senior Vice President and Chief Financial Officer
H. Clay Bassett, Jr.	48	Senior Vice President and Chief Underwriting Officer
Stephen R. Coward	60	President, Navigators Technical Risk
R. Scott Eisdorfer	50	Senior Vice President and Chief Administrative Officer
Paul V. Hennessy	66	President, Navigators Holdings (UK) Ltd.
LoriAnn Lowery-Biggers	47	Chief Marketing Officer, Navigators Management Company, Inc.
Denise M. Lowsley	43	Senior Vice President and Global Human Resources Officer
Emily B. Miner	37	Senior Vice President, General Counsel and Secretary
Jeff L. Saunders	53	President, Navigators Specialty
Colin D. Sprott	44	President, Global Marine
Vincent C. Tizzio	47	President and Chief Executive Officer, Navigators Management Company, Inc.

Ciro M. DeFalco has been our Senior Vice President and Chief Financial Officer since December 2011 and has been with the Company since September 2011. Prior to joining the Company, Mr. DeFalco was Senior Vice President and Group Planning Officer of White Mountains Re Group, the reinsurance subsidiary of White Mountains Insurance Group, from 2007 to 2011 and Senior Vice President, Corporate Finance from 2002 to 2007. Prior thereto, Mr. DeFalco performed consulting services from 2000 to 2002 and worked in various financial positions for Marsh & McLennan Companies from 1988 to 2000.

H. Clay Bassett, Jr. has been our Senior Vice President and Chief Underwriting Officer since April 2008. Prior to joining the Company, Mr. Bassett served as the Chief Underwriting Officer of Folksamerica Re from 2005 to 2008. Mr. Bassett served in various management positions with Argonaut Group, Inc. from 2002 to 2005, Swiss Re from 1997 to 2002 and American International Group, Inc. from 1990 to 1997. Mr. Bassett began his career at National Reinsurance Corp. in 1987.

Stephen R. Coward joined the Company in 2002 and oversees the Company’s global technical risk underwriting divisions (NavTech). Mr. Coward has held various management positions in Navigators Underwriting Agency Ltd. and prior to joining the Company, Mr. Coward held senior underwriting management positions at SCOR UK and Copenhagen Reinsurance Co. Ltd.

R. Scott Eisdorfer has been our Senior Vice President and Chief Administrative Officer since October 2008, prior to which, from 2001, he was our Senior Vice President and Chief Information Officer and held the same titles with our insurance subsidiaries since 1999. From 1996 to 1999, Mr. Eisdorfer was a Vice President and Applications Manager of General Reinsurance Corporation, and prior thereto from 1985 held various information technology positions at National Reinsurance Corporation.

Paul V. Hennessy joined the Company in 2008 and as the President of Navigators Holdings (UK) Ltd., a wholly-owned subsidiary of the Company, is the head of the Company’s operations in Europe. Mr. Hennessy is also the Managing Director of Navigators Underwriting Agency Ltd. Prior to joining the Company, Mr. Hennessy was employed by Arch Insurance Group from 2007 to 2008 as Vice President of Underwriting.

Prior to that he spent almost 10 years with CNA, including four years as Chief Underwriting Officer of CNA Europe and, prior thereto, 22 years with the Chubb Group of Insurance Companies in a variety of assignments, including European Commercial Customer Group Manager. Mr. Hennessy holds the designation of Associate of the Chartered Insurance Institute.

LoriAnn Lowery-Biggers joined the Company in 2009 as a Senior Vice President of Navigators Management Company, Inc., a wholly-owned subsidiary of the Company (“Navigators Management Company”). In 2012, Ms. Lowery-Biggers assumed the position of Chief Marketing Officer for the Company’s global operations. Prior thereto, Ms. Lowery-Biggers oversaw Field Operations for Navigators Management Company. Ms. Lowery-Biggers has 22 years of experience in the insurance industry that most recently included serving as President of Lloyd’s Inc., North America from 2008 to 2009. Prior thereto, she held executive positions at Wells Fargo Insurance Services USA, Inc. and worked as a Managing Director at Marsh & McLennan Companies, Inc.

Denise M. Lowsley has been a Senior Vice President of the Company since February 2013, prior to which she was a Senior Vice President of Navigators Management Company. Since joining the Company in 2009, Ms. Lowsley has been the head of the Company’s Global Human Resources department. Prior to joining the Company, Ms. Lowsley was International Vice President of Compensation and Benefits at New York Life Insurance Company from 2007 to 2009, Global Human Resource Manager at Liberty Mutual Insurance Group from 2004 to 2007 and served in various other human resource management positions at Liberty since 1997.

Emily B. Miner has been our Senior Vice President, General Counsel and Secretary since July 2013, having joined the Company in 2008. Prior to joining the Company, Ms. Miner worked at the law firm Dewey & LeBoeuf LLP, specializing in corporate and securities matters.

Jeff L. Saunders has been with Navigators since 2004 and has been President of Navigators Specialty, a division of the Company that focuses on U.S. excess and surplus lines working with U.S. wholesale brokers, since 2012. Prior thereto, Mr. Saunders was President of our Excess Casualty division. Prior to joining Navigators, Mr. Saunders was Vice President of Umbrella and Excess at CNA Insurance from 2002 to 2004, and served in various underwriting and management positions with CNA from 1997 to 2002, Firemen’s Fund Insurance Group from 1987 to 1997 and SAFECO Insurance Company from 1986 to 1987.

Colin D. Sprott joined the Company in April 2013 and oversees the Company’s global marine divisions. Mr. Sprott was Managing Director of XL Ltd, responsible for the Global Marine & Offshore Energy operations there, as well as serving as the Deputy Underwriter of XL’s Syndicate 1209 at Lloyd’s. Previous to that, he held various management positions with American International Group and Sedgwick Insurance Brokers. He holds committee memberships supporting the London Market Association (LMA) and International Union of Marine Insurance (IUMI).

Vincent C. Tizzio joined the Company in July 2012 as President and Chief Executive Officer of Navigators Management Company, in charge of the Company’s U.S. underwriting operations. Prior to joining the Company, Mr. Tizzio was Executive Vice President of Zurich North America from 2008 to 2012. Mr. Tizzio was President of AIG Small Business at American International Group from 2001 to 2008, having served in various underwriting and management positions with American International Group since 1995.

Ownership of Voting Securities By Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership, reported to the Company as of March 24, 2014, of shares of Common Stock (i) by each person who holds of record or is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of our current directors, (iii) by each of the named executive officers in the Summary Compensation Table under “Compensation Discussion and Analysis” below, and (iv) by all current directors and executive officers as a group. Except as otherwise indicated, to our knowledge all shares are beneficially owned by the persons named as owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Terence N. Deeks (1)	2,342,036	16.4
400 Atlantic Street
Stamford, CT 06901
Dimensional Fund Advisors LP (2)	1,167,513	8.2
Palisades West, Bldg. 1
6300 Bee Cave Road
Austin, TX 78746
Vulcan Value Partners, LLC (3)	1,038,291	7.3
3500 Blue Lake Drive
Birmingham, AL 35243
BlackRock, Inc. (4)	974,011	6.8
40 East 52nd Street
New York, NY 10022
Marc M. Tract (5)	913,592	6.4
Diamond Hill Capital Management, Inc. (6)	837,444	5.9
325 John H. MCConnell Blvd.
Columbus, OH 43215
Saul L. Basch	1,282	*
H. Clay Bassett, Jr (7).	11,334	*
H. J. Mervyn Blakeney	6,021	*
Ciro M. DeFalco (8)	2,284	*
Stanley A. Galanski (9)	117,090	*
Geoffrey E. Johnson	2,244	*
John F. Kirby	6,854	*
Robert V. Mendelsohn	3,700	*
David M. Platter	2,094	*
Colin D. Sprott (10)	—	*
Vincent C. Tizzio (11)	265	*
Janice C. Tomlinson	2,402	*
All current directors and executive officers as a group (21 persons) (1)(5)(7)(8)(9)(10)(11)(12)(13)	3,468,174	24.3

*	Less than 1%.
(1)	Includes 875,000, 845,905 and 510,092 shares which may be deemed to be beneficially owned by Mr. Deeks as Settlor of the Terence N. Deeks 2014 Qualified Three Year Annuity Trust, the Terence N. Deeks 2013 Qualified Three Year Annuity Trust and the Terence N. Deeks 2012 Qualified Three Year Annuity Trust, respectively, 17,000 shares owned by the Deeks Family Foundation, 5,654 shares owned through Mr. Deeks’ Roth IRA, 57,342 shares owned jointly with his wife and 31,043 shares of which Mr. Deeks is the sole owner. Excludes 900,772 shares which are held under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Deeks disclaims beneficial ownership.
(2)	Based on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2014 by Dimensional Fund Advisors LP, representing that Dimensional Fund Advisors LP has sole voting power over 1,138,934 shares and sole dispositive power over 1,167,573 shares.
(3)	Based on Schedule 13G filed with the SEC on February 10, 2014 by Vulcan Value Partners LLC, representing that Vulcan Value Partners LLC has sole voting power over 961,738 shares and sole dispositive power over 1,038,291 shares.
(4)	Based on Schedule 13G filed with the SEC on January 30, 2014 by BlackRock, Inc., representing that BlackRock, Inc. has sole voting power over 936,059 shares and sole dispositive power over 974,011 shares.

(5)	Includes 900,772 shares held as trustee under certain instruments of trust for the benefit of Mr. Deeks’ children and grandchildren, of which Mr. Tract disclaims beneficial ownership, and 12,820 shares held directly.
(6)	Based on Schedule 13G filed with the SEC on February 7, 2014 by Diamond Hill Capital Management, Inc., representing that Diamond Hill Capital Management, Inc. has sole voting power over 804,869 shares and sole dispositive power over 837,444 shares.
(7)	Excludes 23,500 unvested shares from Mr. Bassett’s stock grants.
(8)	Excludes 23,500 unvested shares from Mr. DeFalco’s stock grants.
(9)	Excludes 105,842 unvested shares from Mr. Galanski’s stock grants.
(10)	Excludes 17,000 unvested shares from Mr. Sprott’s stock grants.
(11)	Excludes 36,000 unvested shares from Mr. Tizzio’s stock grants.
(12)	Includes Mr. Coward’s 13,270 shares and excludes his 17,834 unvested stock share grants; includes Mr. Eisdorfer’s 26,086 shares, and excludes 15,834 unvested stock grant shares; includes Mr. Hennessy’s 3,498 shares and excludes his 14,500 unvested stock grant shares; includes Ms. Lowery-Bigger’s 5,081 shares and excludes her 14,500 unvested stock grant shares; includes Ms. Lowsley’s 2,138 shares and excludes her 12,500 unvested stock share grants; includes Ms. Miner’s 305 shares and excludes her 8,500 unvested stock share grants; and includes Mr. Saunders’ 6,598 shares and excludes his 20,334 unvested stock share grants.
(13)	No current directors or executive officers have pledged shares of the Company’s stock.

Related Party Transactions

Our Corporate Code of Ethics and Conduct applies to all of our employees and directors and requires such individuals to discuss any possible conflicts of interest with our Chief Compliance Officer. Conflicts of interest are defined to include situations where officers and directors or their family members have interests in customers of or suppliers to the Company. In the case of transactions involving directors or officers, the Chief Compliance Officer reports the proposed transactions to the non-interested members of the Board of Directors for approval. Approval is based on whether the transaction is fair and equitable and on terms no less favorable than the Company could obtain in arm’s length transactions with unaffiliated third parties. In our experience, this process has been adequate for the review and approval of the few related party transactions that have arisen from time to time.

The Board of Directors has adopted a policy requiring a director to offer his or her resignation from the Board upon a change in employment. The Board of Directors has discretion to determine, based upon its evaluation of whether such change in employment would create a possible conflict of interest or affect a director’s independence, as well as any other factors that it may deem applicable, whether or not to accept such resignation.

In addition, the Board of Directors annually reviews related party transactions in connection with director independence and determines whether the director has any relationship with the Company that, in the Board’s opinion, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. During 2013, the following relationships with two of our directors were reviewed and were found not to present a conflict of interest or affect such director’s independence:

Marc M. Tract is a partner of Katten Muchin Rosenman LLP, which law firm serves as counsel to the Company and received fees from the Company for such services in approximately the amount of $104,500 in 2013. In addition, one of the Company’s wholly-owned insurance company subsidiaries paid Katten Muchin Rosenman LLP approximately $744,475.77 in 2013 on behalf of a certain insured that selected the firm as its counsel, which amount was payable pursuant to the terms of insurance policy issued by such subsidiary. Mr. Tract is a member of the Finance Committee of the Board of Directors.

Geoffrey E. Johnson served as a non-executive director of NUAL in 2013 received £40,000, or $66,400 based on a conversion rate as of December 31, 2013 of £1 = $1.66, for his service on the NUAL board. Mr. Johnson is Chairman of the Audit Committee and a member of the Finance Committee of the Board of Directors.

Board of Directors and Committees

Board Leadership Structure

As of March 24, 2014, the Board of Directors of the Company had ten members, including nine independent members. The roles of Chairman and President and Chief Executive Officer are undertaken by separate individuals. Mr. Mendelsohn, who has been a member of the Board since 2010, was appointed as the non-executive Chairman of the Board of Directors on May 23, 2013, and Mr. Galanski is the Company’s current President and Chief Executive Officer.

In light of the active involvement by all independent directors, the Board has not named a lead independent director. In order to promote open discussion among the non-management directors, the Board schedules regular executive sessions, at least four times each year, in which those directors meet without management participation. Mr. Mendelsohn chairs the executive sessions. Under the Company’s Corporate Governance Guidelines, the directors have complete access to Company management as needed and each director is free to suggest topics of discussion for Board or committee meetings.

Board Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk policies including, but not limited to, oversight of its risk tolerance and appetite. Risk management is a collaborative effort of management, the Company’s Board of Directors and key functions within the Company that are focused on risk. The Company has established an Enterprise Risk Management (ERM) Steering Committee consisting of our Chief Risk Officer (Chair), Chief Financial Officer, Chief Underwriting Officer, Chief Administrative Officer, General Counsel & Chief Compliance Officer, Chief Actuary, the President of our U.S underwriting agency and the Managing Director of our U.K. Operations. The ERM Steering Committee plays a key role in risk oversight by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management activities. The ERM Steering Committee is also charged with establishing the methodology and tools used to identify and evaluate risks and, where risks are outside the Company’s risk appetite, ensuring that there is an appropriate response. The ERM Steering Committee has four sub-committees which are charged with the review and oversight of Finance & Credit Risk, Operational Risk, Underwriting & Claims Risk and Compliance & Governance Risk. The Chief Risk Officer reports directly to the Corporate Governance and Nominating Committee on a regular basis and the full Board on at least an annual basis, and more frequently as needed.

In addition, the Board has an active role in risk oversight, both as a whole and also at the committee level. The Board and its committees receive periodic updates from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. While the Corporate Governance and Nominating Committee has been charged with broad and regular oversight of the risk management process, in addition to their considerations of issues associated with the independence of our Board, corporate governance and potential conflicts of interest, each of the other committees also plays a role in risk management. For instance, our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any. Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. Our Finance Committee considers business risks relating to the Company’s strategic capital-related decisions as well as investment strategies. Our Underwriting Advisory Committee regularly assesses risks relating to the Company’s insurance and reinsurance operations. While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

The Company’s Internal Audit department provides another level of risk oversight by independently assessing the effectiveness of various of the Company’s processes, practices and controls and by providing timely feedback on their effectiveness. The Director of Internal Audit reports directly to the Audit Committee. In addition, our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

The Company believes that the foregoing corporate risk oversight framework is structured in a way that enables the Company to take an active approach to risk management. Through the efforts of management, the Company’s internal risk oversight functions and the Board of Directors, the Company believes it is able to limit unnecessary risks while accepting certain other risks which may be beneficial to the Company and its stockholders.

Board Skills and Director Nominations

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Company’s Corporate Governance and Nominating Committee and the Board of Directors focus primarily on the information included in each of the directors’ individual biographies set forth above. The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In reviewing director candidates, however, consideration is given to the diversity of professional background, skills sets and other personal qualities of existing directors and the potential candidates to evaluate whether the director candidate would add diverse experience, skills or other qualities that would further strengthen the Board of Directors. Particular skills considered include those in the areas of insurance, reinsurance, finance, accounting, investment and general executive management.

The particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each person could serve as a director of the Company are summarized below.

•	Mr. Basch’s experience as the chief financial officer of a large specialty insurance company and as a certified public accountant can be leveraged by the Company for valuable advice regarding the Company’s finances, investments and other matters facing management or specialty insurers generally.

•	Mr. Blakeney’s knowledge of the U.K. insurance market as well as his experience in senior management of a large company is a valuable resource for the Board as the Company’s U.K. operations continue to grow.

•	Mr. Deeks, as the Company’s founder and former President and Chief Executive Officer, provides extensive knowledge of the Company’s industry as well as an historical perspective of the Company. Mr. Deeks has experience both in the U.K. and the U.S. insurance markets, providing broad insight on the Company’s varied operations.

•	Mr. Galanski provides the Board of Directors with broad perspective on the Company’s strategies, challenges and opportunities through his role as the President and Chief Executive Officer of the Company and his day to day oversight of the Company’s operations.

•	Mr. Johnson brings in-depth knowledge of the public accounting and insurance fields, allowing for insightful advice and counsel on financial strategies, internal audit practices and the impact of major regulatory changes, together with a thorough understanding of the Company’s balance sheet.

•	Mr. Kirby provides a depth of experience in respect of the Company’s activities as a result of his nearly 40 years of experience in the property and casualty insurance industry, including senior positions in the areas of underwriting, reinsurance and management.

•	Mr. Mendelsohn brings in-depth knowledge and experience from his many years of service as the head of well-known companies within the insurance industry. His knowledge regarding the industry and the underwriting process, as well the opportunities and challenges in the overall management of an insurance company, is a valuable resource for management.

•	Mr. Platter has had a twenty-seven year career as an investment banker, providing strategic advisory services on mergers and acquisitions, capital raising and other aspects of the capital markets to numerous insurance and healthcare companies, banks, thrifts, asset managers and other financial institutions. This experience will provide the Company with valuable insight to the markets as it strives to maintain solid financial footing and continues to looks for opportunities for growth.

•	Ms. Tomlinson brings many years of experience in executive management of international insurance operations and close familiarity with the human resources aspect of the business, especially useful to a growing company.

•	Mr. Tract has worked for 25 years as a corporate attorney concentrating on representation of the insurance industry and as a result he brings deep knowledge of the insurance regulatory and governance landscape to the Board of Directors.

In accordance with its charter, the Corporate Governance and Nominating Committee shall, from time to time, establish criteria or qualifications for Board membership based on the nature, size and complexity of the Company and the stage of its development. These criteria may include, among other things, an individual’s experience as a senior executive at a publicly traded corporation, insurance industry experience, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational or not-for-profit organization, or such other professional experience as the Committee shall determine. The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that nominees must meet to be recommended by the Committee.

The Corporate Governance and Nominating Committee reviews its policy with respect to the identification and evaluation of candidates for director from time to time and may modify the policy in light of changes to applicable legal or listing standards, as well as changes in the Company’s development and needs.

The Corporate Governance and Nominating Committee’s policy is to consider recommendations for potential Board of Directors nominees received from stockholders and to evaluate such nominees in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. The name of any recommended candidate for director, together with a brief biographical resume, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of any of the Company’s stock, should be sent to the Secretary of the Company for referral to the Chairman of the Corporate Governance and Nominating Committee.

Board Meetings and Committees

The Board of Directors held six meetings in 2013 and met in executive session without management present at four of those meetings. During 2013, all incumbent directors attended or participated in at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board of which the directors are members. Directors are encouraged to attend the Company’s Annual Meeting. All of the directors serving on the Board of Directors at the time of the 2013 Annual Meeting attended that meeting. The Board of Directors has determined that all of the directors of the Company who are listed in the table below, other than Mr. Galanski, are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. The members of the Audit and Compensation Committees are also independent under the applicable SEC and NASDAQ listing standards. The independent members of the Board of Directors meet at least four times per year in executive session without management present.

The following table shows each of the five standing committees established by the Board of Directors and the members and chairperson of each Committee:

MEMBERSHIP AND MEETINGS OF BOARD COMMITTEES

Committee Name
Director Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Underwriting Advisory
Saul L. Basch	X			Chair
H.J. Mervyn Blakeney		X	X	X
Terence N. Deeks					X
Stanley A. Galanski					X
Geoffrey E. Johnson	Chair			X
John F. Kirby		X	X		Chair
Robert V. Mendelsohn	X		Chair		X
David M. Platter			X	X
Janice C. Tomlinson		Chair			X
Marc M. Tract				X
Total 2013 Meetings	7	6	6	4	4

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

The Audit Committee is responsible for providing independent, objective oversight of the quality and integrity of the Company’s financial reports and monitoring the reporting process and internal controls of the Company. The Audit Committee’s role includes discussing with management the Company’s processes for managing business and financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation and oversight of the independent auditors engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Messrs. Basch, Johnson and Mendelsohn have each been designated as a financial expert to serve on the Audit Committee. The Audit Committee operates under a charter which is reviewed annually and updated as necessary. The charter is available on the Company’s website at www.navg.com under the Corporate Governance link.

The Compensation Committee is responsible for: (i) setting the compensation of the Chief Executive Officer and Chairman of the Board, and reviewing and approving the compensation of other executive officers of the Company; (ii) reviewing executive bonus plan allocations; (iii) overseeing and advising the Board of Directors on the adoption of policies that govern the Company’s compensation programs; (iv) overseeing the Company’s administration of its equity-based compensation and other benefit plans; and (v) approving grants of stock options and stock awards to officers and employees of the Company under its stock incentive plan. The Compensation Committee reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation and the recommendations of the President and Chief Executive Officer with respect to the compensation of other executive officers. When requested by the Compensation Committee, management advises the Compensation Committee on the design and implementation of compensation plans and programs. The Compensation Committee regularly reports and consults with the independent members of the Board of Directors on executive compensation matters. The Compensation Committee is also responsible for managing risks associated with executive retention and compensation or stock incentive initiatives. The Compensation Committee’s role includes reviewing and approving the Compensation Discussion and Analysis and producing the Compensation Committee Report required by SEC rules and regulations. The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Compensation Committee Charter is reviewed annually and updated as necessary. All members of the Compensation Committee are independent as defined in the NASDAQ listing standards.

The Compensation Committee may engage compensation consultants or other advisors at its discretion and may form and delegate to subcommittees when appropriate. In 2013, the Compensation Committee engaged Towers Watson & Co. (“Towers Watson”) as an independent compensation consultant to advise on the compensation levels of various management positions and on the Company’s annual and long term incentive plans. Affiliates of Towers Watson from time to time provide brokerage and consulting services in the ordinary course of business to the insurance company subsidiaries of the Company, for which the companies pay commission or fees. In 2013, such subsidiaries paid commission in the amount of $684,773.58 and fees in the amount of $223,728 to the Towers Watson affiliates for these services. In addition, certain reinsurers of the insurance company subsidiaries of the Company may pay commission to the Towers Watson affiliate in respect of reinsurance policies purchased by the Company’s subsidiaries from such reinsurers. The Compensation Committee paid $98,653 to Towers Watson for their consultant services.

The Corporate Governance and Nominating Committee is responsible for ensuring that the Board of Directors and its committees are appropriately constituted to meet their legal obligations to our Stockholders and the Company. To this end, the Committee is responsible for (i) identifying and recommending to the Board individuals qualified to become Board and Committee members; (ii) maintaining that a majority of the Board members are independent and that members of the Audit, Compensation, and Corporate Governance & Nominating Committees are independent as required; (iii) recommending to the Board the Insider Trading Policy and Procedure for the Company; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; (v) reviewing and providing oversight of the Company’s enterprise risk management program; and (vi) generally to address corporate governance issues for the Board. The specific responsibilities and functions of the Corporate Governance and Nominating Committee are set forth in the Corporate Governance and Nominating Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Corporate Governance and Nominating Committee Charter is reviewed annually and updated as necessary.

The Finance Committee monitors the performance of the Company’s investment portfolio and evaluates individual investment portfolio managers on a regular basis. It is responsible for the oversight of our investment strategy, guidelines, transactions and performance and for assessing the capital and financial resources of the Company. The Finance Committee also oversees the management of the Company’s investment and credit-related risks. The specific responsibilities and functions of the Finance Committee are set forth in the Finance Committee Charter which is available on the Company’s website at www.navg.com under the Corporate Governance link. The Finance Committee Charter is reviewed annually and updated as necessary.

The Underwriting Advisory Committee is responsible for the oversight of our insurance underwriting strategy, guidelines and practices. The Underwriting Advisory Committee oversees the Company’s risks associated with its underwriting practices. The specific responsibilities and functions of the Underwriting Advisory Committee are set forth in the Underwriting Advisory Committee Charter which is available on our website at www.navg.com under the Corporate Governance link. The Underwriting Advisory Committee Charter is reviewed annually and updated as necessary.

Compensation Discussion and Analysis

This section describes the compensation programs for our Chief Executive Officer and our current Chief Financial Officer in fiscal year 2013 as well as each of our three most highly compensated executive officers employed at the end of fiscal year 2013, all of whom we refer to collectively as our Named Executive Officers or NEOs. Our Named Executive Officers for fiscal year 2013 are:

•	Stanley A. Galanski, President and Chief Executive Officer

•	Ciro M. DeFalco, Senior Vice President and Chief Financial Officer

•	H. Clay Bassett, Jr., Senior Vice President and Chief Underwriting Officer

•	Colin D. Sprott, President, Global Marine, a division of the Company encompassing the global marine underwriting business

•	Vincent C. Tizzio, President & Chief Executive Officer, Navigators Management Company, Inc., a wholly-owned subsidiary of the Company

Executive Summary

The Company’s compensation program is shaped by our pay-for-performance philosophy that is intended to align our executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with this philosophy, the total compensation received by the Named Executive Officers varies based on individual and corporate performance, as well as the performance of a particular underwriting division, if any, for which such Named Executive Officer has responsibility, measured against relevant annual and long-term performance goals. The Named Executive Officers’ total compensation is comprised of a mix of base salary, annual bonus and long-term incentive awards.

The annual incentive compensation awards and long term performance-based equity incentive grants comprise a significant part of our Named Executive Officers’ total compensation and are awarded based largely on the Company’s achievement of book value per share and net income per share as compared to pre-established targets, as described below. In 2013, the Company’s book value per share increased 1.5% over 2012, while net income per diluted share decreased 0.6% in a year over year comparison on account of payment of a one-time call premium paid in connection with an early redemption of outstanding senior notes. Excluding the effect of the payment of the one-time call premium, net income per share for 2013 would have increased 17.6% as compared to 2012. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our 2013 financial results.

The Company’s corporate performance was a key factor in the compensation decisions affecting the Named Executive Officers for 2013. It also significantly affected the payout of long term incentive awards previously granted to the Named Executive Officers. Examples are as follows:

•	The annual bonus incentive compensation payable to our President and Chief Executive Officer for 2013 was determined based on net income per share, the operating expense ratio and growth in book value per share. Additionally, the ultimate value of the long term equity grant made to the CEO in 2013 and vesting in 2016 will be determined by performance, with only 50% of the grant vesting in full based on his continued employment with the Company while the other 50% of the grant will vest on the basis of the compound growth in book value per share over the 2013 to 2016 performance period.

•	Performance-based restricted stock unit awards make up a significant portion of our President and Chief Executive Officer’s overall compensation. Such awards previously granted to him have vested below their target amount on account of the Company’s failure to achieve pre-established targets for return on equity. For instance, performance shares vesting in August 2011 vested at 40% of their target amount and performance shares vesting in August 2012, August 2013 and March 2014 were forfeited in their entirety.

•	Net income per share and growth in book value per share were key metrics for measuring the Company’s corporate performance for purposes of awards under the Company’s Annual Incentive Plan in 2013. In addition, the overall bonus pool available for awards under the Annual Incentive Plan is targeted to be between 7.5 – 15% of the Company’s adjusted net income, as set at the discretion of the Compensation Committee.

•	Named Executive Officers as well as other key members of management are eligible for an annual performance-based long-term incentive equity award under the Company’s Admirals Program. For 2013,

each Admirals Program grant consisted of restricted stock units vesting in full in three years from the date of grant, with 50% of the restricted stock units vesting in full subject only to continued employment and 50% of the restricted stock units vesting based on the Company’s financial performance over the three year vesting period.

•	Long-term equity incentives make up a significant portion of each of the Named Executive Officer’s compensation and the value of certain of their equity awards is directly linked to the Company’s financial performance over multi-year measurement periods. For example, performance shares that vested in 2012, 2013 and 2014 were forfeited in their entirety because the Company failed to achieve the targeted financial results for the relevant three year performance period.

The Company’s compensation program builds upon the Company’s pay-for-performance philosophy, as exemplified by:

•	The ultimate value of the annual long term performance-based equity awards, including the award for the President and Chief Executive Officer, being tied to the performance of the Company over a three year period, encouraging management to make decisions that align the Company’s long-term goals with stockholder interests.

•	The Compensation Committee’s engagement of its own independent consultant in 2013, which assisted the Committee with an analysis of executive compensation and the design of awards granted under the Company’s Annual Incentive Plan and other long term incentive awards going forward in relation to the Company’s pay-for-performance and retention goals.

Compensation Objectives and Philosophy

The objectives of the Company’s compensation program are to (1) provide fair, adequate and competitive compensation to all employees, (2) attract qualified new individuals to enter into employment with the Company, (3) facilitate the retention of qualified employees and continuity of management, (4) provide incentives and rewards for such employees to enhance the profitability and growth of the Company, and (5) align the interests of employees and Stockholders. The Company uses the various elements of its compensation program together to achieve these objectives.

The Company’s approach to employee compensation is grounded in a pay-for-performance philosophy that seeks to emphasize underwriting profitability over growth in premium revenues, while maintaining conservative investment and accounting practices. The Company’s compensation program is designed to balance rewards to employees based upon the annual performance of the Company and their individual roles in achieving that level of corporate performance and long term incentive awards whose value is tied to corporate performance. The Company’s Board of Directors and its senior management believe that compensation decisions for each Named Executive Officer should reflect the continued growth and financial performance of the Company, the underwriting performance of the business division, if any, for which such Named Executive Officer has responsibility, and the individual contribution of the Named Executive Officer to the overall financial success of the Company.

Setting Executive Compensation

The Company does not generally target any specific allocation among the various elements of total compensation for Named Executive Officers or other employees. Rather, compensation decisions for Named Executive Officers other than the President and Chief Executive Officer are based upon a reasoned, subjective evaluation by the President and Chief Executive Officer of the individual performance and future potential of such Named Executive Officers, taking into account any recommendations of the Named Executive Officer’s direct supervisor if such Named Executive Officer does not report directly to the President and Chief Executive Officer, and subject to the review and approval of the Compensation Committee. Compensation decisions for the President and Chief Executive Officer are made by the Compensation Committee based upon the factors described under “Compensation Discussion and Analysis – Chief Executive Officer Compensation” below. Other than the President and Chief Executive Officer, no Named Executive Officer or other officer plays a role in determining compensation for the Named Executive Officers.

Among the factors considered by the Company in determining appropriate base salary, bonus and total compensation levels for the Named Executive Officers for 2013 was compensation information for corresponding executive officers in peer companies. The companies selected by the Company and the Compensation Committee as peer companies are considered comparable to the Company either because of revenue size or market capitalization, or because they are in lines of business similar to the Company’s lines of business, or because the Company competes with them for talent or business. The peer companies considered in 2013 were Allied World Assurance Company Holdings, AmTrust Financial Holdings, Inc., Argo Group International Holdings, Ltd., Endurance Specialty Holdings, Erie Indemnity Company, HCC Insurance Holdings, Inc., Markel Corp., OneBeacon Insurance Group, Ltd., ProAssurance Corporation, RLI Corp., Selective Insurance Group Inc. and W. R. Berkley Corp.

Executive Compensation Components

The components of the Company’s executive compensation program for the year ended December 31, 2013 are set forth in the table below. Each of the components and why the Company pays each element of compensation, how the Company arrived at the amount of each element for the Named Executive Officers, and how each element fits into the Company’s overall compensation objectives are more fully described in the sections following the table.

Compensation Component	Objectives	Key Features

Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job and impact of the individual on the organization.	Adjustments are considered, but are not guaranteed, periodically, based on individual performance, level of pay relative to the market and internal pay equity.

Annual Incentive Awards	To reward individual, corporate and, where applicable, business unit performance on an annual basis. Retains Named Executive Officers by providing market-competitive compensation.	Awards were based on financial targets, including net income per share and growth in book value per share, as well as, for those with responsibility for a business unit, the relevant gross written premium, loss ratio and operating expense ratio as compared to plan.

Long Term Incentive Awards	To align the interests of executives with the performance of the Company on a long-term basis. Aligns Named Executive Officer interests with those of our Stockholders by promoting strong results over time.	The Admirals Program provides for stock awards to certain key underwriters and other employees that will vest in three years. Fifty percent of such award will vest based only on the employee’s continued employment and fifty percent will vest in an amount ranging from 0 to 150% based on the Company’s compound growth in book value per share over the vesting period.

Compensation Component	Objectives	Key Features

Retirement Plans	Plans to assist in saving for retirement in order to provide a level of anticipated retirement income.	Includes the 401(k) Plan and the Retirement Savings Account for U.S. employees and the U.K. pension scheme for U.K. employees, each of which provide for contributions by the Company on behalf of each eligible employee based upon the employee’s base salary and, with respect to the 401(k) Plan, the employee’s own contribution to the 401(k) Plan.

Chief Executive Officer Compensation. In 2013, the compensation of our President and Chief Executive Officer, Mr. Galanski, included base salary, a cash bonus and a performance-based long-term incentive grant of restricted stock units (the “Long Term Incentive Grant”). Each element of Mr. Galanski’s compensation is discussed separately below. In respect of Mr. Galanski’s 2013 compensation package, a number of factors were considered, including (i) the business and leadership skills and experience of Mr. Galanski, (ii) the Company’s performance and return on equity to stockholders since Mr. Galanski joined the Company in 2001, (iii) Mr. Galanski’s significant contributions to the growth of the Company during his tenure, (iv) the importance of Mr. Galanski to the continued growth, success and future of the Company, and (v) the need to provide him with a significant incentive as well as to motivate him and retain his services as President and Chief Executive Officer. In addition to these factors, Mr. Galanski’s compensation package was designed to be consistent with the objectives of the Company’s compensation program described above and its pay-for-performance philosophy. Since Mr. Galanski joined the Company in 2001, the Company’s annual diluted earnings per share increased from $0.84 to $4.45, its book value per share has increased from $17.05 to $62.61, and its share price has increased from $13.31 to $63.16. (All figures are as of December 31, 2000 and December 31, 2013, respectively.)

Mr. Galanski’s compensation package provides for an annual incentive award to be paid pursuant to the Company’s Second Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) in an amount based upon the Company’s results as described below. It is intended to promote the Company’s pay-for-performance compensation philosophy by providing a direct linkage between Company performance and executive compensation. The annual incentive payments are administered by the Compensation Committee, which selects the performance targets each year. For 2013, two-thirds of his annual incentive award was paid to Mr. Galanski in cash and one-third was paid in restricted stock units that vest in equal portions on the first, second, third and fourth anniversary of the grant date. For more information, see “Compensation Discussion & Analysis – Second Amended and Restated 2005 Stock Incentive Plan – Annual Incentive Awards.”

Mr. Galanski’s annual bonus target is 100% of his base salary, with a range from 0 to 150% of his base salary based on relative achievement against the selected performance measures. Two-thirds of the annual bonus is payable in cash and one-third is paid in the form of restricted stock units issued under the 2005 Stock Incentive Plan that vest in equal installments over a four year period. For 2013, the bonus award payable to Mr. Galanski was determined by the degree to which the Company achieved corporate performance targets (the “Basic Bonus Targets”) based on its budget plan with respect to net income per share, the operating expense ratio and year over year growth in book value per share. For 2013, the Basic Bonus Targets and the corresponding achievement level for that Basic Bonus Target were as follows:

Net Income Per Share (30% Weight)	% of Achievement
$7.23 or greater	150%
$4.82	100%
$2.41	50%
Less than $2.41	0

Operating Expense Ratio (30% Weight)	% of Achievement
30.8% or less	150%
31.7%	100%
32.7%	50%
Greater than 32.7%	0

% Growth in Book Value Per Share (40% Weight)	% of Achievement
13.1% or greater	150%
8.5%	100%
5.1%	50%
Less than 5.1%	0

An aggregate achievement of 100% of the Basic Bonus Targets would entitle Mr. Galanski to receive the full bonus award of 100% of his base salary, achievement of 50% of the Basic Bonus Targets would entitle Mr. Galanski to receive 50% of his base salary as his bonus award and achievement of 150% of the Basic Bonus Targets would entitle Mr. Galanski to receive the maximum of 150% of his base salary for his bonus award. Achievement of between 50% and 150% of the Basic Bonus Targets would entitle Mr. Galanski to receive a corresponding bonus award of between 50% and 150% of his base salary, and achievement below 50% of the Basic Bonus Targets would mean that no bonus would be awarded to Mr. Galanski. For 2013, the Compensation Committee elected to calculate the per share metrics excluding any effect of the Company’s payment of a call premium in connection with its early redemption of outstanding senior notes as well as unexpected and unusual unrealized losses. With respect to the operating expense ratio, the Compensation Committee excluded the effect of discretionary adjustments made by the Committee in respect of bonus awards payable to all employees. Calculated as such, the Company achieved adjusted net income per share of $5.31, an operating expense ratio of 32.6% and growth in book value per share of 7.9%. These metrics resulted in a bonus for Mr. Galanski equal to 83.3% of the Basic Bonus Targets; therefore, Mr. Galanski was granted a bonus payment of 83.3% of his base salary, which rounded to $600,000, with $400,000 payable in cash and $200,000 payable in restricted stock unit awards.

The Long Term Incentive Grant is an annual grant made under the 2005 Stock Incentive Plan, which for 2013 was equal to 200% of his base salary as of the date of the grant. Each Long Term Incentive Grant will cliff vest upon the third anniversary of the grant, provided that 50% of the award will vest based on Mr. Galanski’s continued employment while the other 50% will vary based on the Company’s rate of compound growth in book value per share during the three year performance period. For the grant issued in 2013, if the rate of compound growth in book value per share for the performance period is 10%, the 50% of the award that is performance based will vest at 100% of its target. However, if the rate of compound growth in book value per share is 15%, that portion of the award will vest at 150% of its target; if the rate of compound growth in book value per share is 7.5%, that portion will vest at 50% of its target; and if the rate of compound growth in book value per share is 5%, that portion will vest at 25% of its target. Achievement of between 5% and 15% of compound growth in book value per shares for the performance period would cause the performance based portion of the Long Term Incentive Grant to vest at the corresponding value between 25% and 150% of the target. If the rate of compound growth in book value per share for the performance period is below 5%, none of the restricted stock units of the portion that is performance based will vest.

The Compensation Committee reviewed Mr. Galanski’s base salary relative to the salaries of chief executive officers of peer companies, taking into consideration the performance of the Company relative to its peers. As a result of this review, the Committee made no change to Mr. Galanski’s base salary in 2013, but approved an increase in his salary that is to take effect at the beginning of 2014.

The Compensation Committee believes that performance targets for Mr. Galanski’s annual bonuses as well as for the performance based portion of his Long Term Incentive Grants have been set at levels that can be achieved only with significant effort on the part of Mr. Galanski and that payment of the maximum award amounts in either case would reflect results substantially in excess of expectations. The Compensation Committee has no discretion to increase individual awards above the amount determined by the applicable bonus award criteria. The Compensation Committee selects the applicable bonus award criteria, and the respective weights assigned to them, each year in the first quarter. Mr. Galanski’s compensation package supports the Company’s retention compensation objectives by enabling the Company to provide him with fair, adequate and competitive compensation and appropriate incentives to enhance the profitability and growth of the Company.

Base Salaries. The Company pays base salaries to each Named Executive Officer to compensate the officer for their ongoing performance throughout the year, to promote retention and in accordance with accepted industry market practice. Base salaries are determined after evaluating a number of factors, including local market conditions, individual job performance, amounts paid to executives with comparable experience at peer insurance companies, qualifications and responsibilities of executives at other insurance companies and underwriting management companies, and the overall financial results of the Company. For Named Executive Officers, base salary increases are not generally awarded annually, but are awarded only when the Compensation Committee deems such increases appropriate after evaluating the various factors described above. In 2013, Mr. Bassett’s base salary was increased from $425,000 to $525,000. Base salaries were not increased for any other Named Executive Officer in 2013. The Company recognizes the need to pay competitive base salaries to support its recruitment and retention compensation objectives and its ability to provide fair, adequate and competitive compensation to the Named Executive Officers.

Annual Incentive Award. Mr. DeFalco’s annual incentive award, paid pursuant to the 2005 Stock Incentive Plan, is measured on the same metrics as Mr. Galanski’s, as described above. The Compensation Committee elected to provide incentive awards to the Chief Executive Officer and Chief Financial Officer based on the same performance measures in order to align the executives and directly connect their compensation to the Company’s performance. Unlike Mr. Galanski, Mr. DeFalco’s annual incentive award is paid fully in cash.

Mr. DeFalco’s annual bonus target is 60% of his base salary, with a range from 0 to 150% of his base salary based on relative achievement against the selected performance measures. For 2013, the bonus award payable to Mr. DeFalco was determined by the degree to which the Company achieved the Basic Bonus Targets based on its budget plan with respect to net income per share, operating expense ratio and year over year growth in book value per share, at the same levels as described above for Mr. Galanski. Namely, for 2013, the Basic Bonus Targets consisted of net income per share of $4.82, an operating expense ratio of 31.7% and growth in book value per share of 8.5%, with net income per share and the operating expense ratio each weighted at 30% of the bonus calculation and growth in book value per share weighted at 40%. Achievement of 100% of the Basic Bonus Targets would entitle Mr. DeFalco to receive the full bonus award of 60% of his base salary. Achievement of 50% of the Basic Bonus Targets (net income per share of $2.41, an operating expense ratio of 32.7% and growth in book value per share of 5.1%) would entitle Mr. DeFalco to receive 30% of his base salary as his bonus award. Achievement of 150% of the Basic Bonus Targets (net income per share of $7.23, an operating expense ratio of 30.8% and growth in book value per share of 13.1%) would entitle Mr. DeFalco to receive the maximum of 90% of his base salary for his bonus award. Achievement of between 50% and 150% of the Basic Bonus Targets would entitle Mr. DeFalco to receive a corresponding bonus award of between 30% and 90% of his base salary, and achievement below 50% of the Basic Bonus Targets would mean that no bonus would be awarded to Mr. DeFalco. As with Mr. Galanski’s incentive award, for 2013, the Compensation Committee elected to calculate the per share metrics excluding any effect of the Company’s payment of a call premium in connection with its early redemption of outstanding senior notes as well as unexpected and unusual unrealized losses. With respect to the operating expense ratio, the Compensation Committee excluded the effect of discretionary adjustments made by the Committee in respect of bonus awards payable to all employees under the Annual Incentive Plan. Calculated as such, the Company achieved adjusted net income per share of $5.31, an operating expense ratio of 32.6% and growth in book value per share of 7.9%. These metrics resulted in a bonus for Mr. DeFalco equal to 83.3% of the Basic Bonus Targets; therefore, Mr. DeFalco was granted a cash bonus payment of 53% of his base salary, which rounded to $200,000.

Annual Incentive Plan. The Company’s Annual Incentive Plan, in which all employees of the Company other than the President and Chief Executive Officer and Senior Vice President and Chief Financial Officer participated in 2013, provides for the payment of annual cash bonuses.

Awards under the Annual Incentive Plan are based on corporate performance, divisional underwriting performance and individual performance within the overall guidelines of the Annual Incentive Plan. At more senior employee levels, awards are weighted somewhat more heavily toward corporate performance and, where applicable, divisional underwriting performance, whereas at lower levels awards are weighted somewhat more heavily toward individual performance. The Compensation Committee determines the relative weights of the corporate, divisional and individual performance components of Annual Incentive Plan bonus awards, as well as the various elements of corporate performance and divisional performance, each year.

The Annual Incentive Plan supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees. The Annual Incentive Plan also supports the Company’s retention objectives, as well as its ability to provide participating Named Executive Officers with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. For a participating Named Executive Officer who has responsibility for one of the Company’s various business divisions, the divisional component of the Annual Incentive Plan enables the Company to directly tailor the amount of his incentive compensation to the performance of his division.

The Committee believes that performance targets for annual bonuses under the Annual Incentive Plan have been set at levels that can be achieved only with significant effort on the part of the Named Executive Officers who participate in the Annual Incentive Plan, and that payment of the maximum award amounts under the Annual Incentive Plan would reflect results substantially in excess of expectations. The Compensation Committee has discretion to amend individual awards, subject to the maximum award amounts permitted under the Annual Incentive Plan, to assure that such awards reflect the contributions of participating executives.

The Annual Incentive Plan categorizes employees into several groups, which are subject to various performance indicators and objectives based upon responsibilities, skills, experience and other relevant factors appropriate for each group. The performance of each employee is reviewed no less than once each year. Employees in each group are eligible to earn an incentive compensation award based upon a target percentage of their base salary, which for 2013 ranged from 5% to 60% among the different groups. Under the Annual Incentive Plan, eligible employees may receive an annual award of up to 150% of the target percentage of their base salary. For achievement of 100% of the corporate, individual and, where applicable, divisional performance targets, Annual Incentive Plan participants are entitled to receive 100% of their target percentages under the Annual Incentive Plan. For achievement of less than 100% of such corporate, individual and, where applicable, divisional targets, Annual Incentive Plan participants receive correspondingly less than 100% of their target percentages. For achievement of more than 100% of such corporate, individual and, where applicable, divisional targets, Annual Incentive Plan participants are entitled to receive correspondingly more than 100% of their target percentages under the Annual Incentive Plan, up to a maximum of 150% of their target percentages. Regardless of the ultimate achievement, payout of Annual Incentive Plan awards is subject to the total funding made available for the annual bonus pool, which for 2013 was determined by the Compensation Committee to be targeted between 7.5% and 15% of adjusted net income, as described below.

In 2013, the targets for the corporate performance component of the Annual Incentive Plan bonus award were based on the extent to which the Company achieved its 2013 budget plan with respect to net income per share and growth in book value per share, with these two elements being weighted at 35% and 65%, respectively, of corporate performance. The targets for the divisional performance component of the Annual Incentive Plan bonus award were based on the extent to which the applicable business division achieved its 2013 divisional budget plan with respect to gross written premium, operating expense ratio, calendar year loss ratio and accident year loss ratio. To enforce the Company’s responsible underwriting culture, missed targets for operating expense ratio and both loss ratios count more heavily than missed targets for gross written premium. Each of these elements is then weighted at 25% of the divisional performance component.

For 2013, with respect to the corporate performance, the targets for net income per share of $4.82 and growth in book value per share of 8.5% would have resulted in 100% of the target corporate performance component, while $7.23 net income per share and 13.1% growth in book value per share would have earned 150% of the target corporate performance component, and the minimum targets of $2.41 net income per share and 5.1% growth in book value per share would have resulted in 50% of the target corporate performance component. Any amount below the minimum targets would have resulted in a zero for such target. For 2013, the Compensation Committee elected to exclude any effects of the Company’s payment of a call premium in connection with its early redemption of outstanding senior notes as well as fiscal year realized and unrealized investment gains from the calculations of net income per share and growth in book value per share. Calculated as such, the adjusted net income per share was $3.49, resulting in a 72.3% degree of achievement for such target, and 1.4% growth in book value per share, resulting in a zero degree of achievement for such target. Together, these converted to a 25.3% achievement relevant to the corporate performance component of the Annual Incentive Plan.

Where divisional performance targets are applicable, for employees at relatively senior levels, divisional performance is weighted 50% of the Annual Incentive Plan bonus award calculation, and corporate and individual performance are each weighted 25%. Where divisional performance targets are not applicable, corporate and individual performance are each weighted at 50% for such employees. In addition, the Compensation Committee determined that the amount of funding available for the annual bonus pool would be targeted to be between 7.5% and 15% of adjusted net income. For 2013, the Compensation Committee elected to fund the bonus pool at 12.4% of adjusted net income, which was calculated excluding bonus compensation, realized gains in the investment portfolio and the impact of a one time payment of call premium in connection with the early redemption of outstanding senior notes.

The relative weight of the corporate, divisional and individual performance components used to determine the Annual Incentive Plan bonus awards for the Named Executive Officers varied as indicated above. For Mr. Sprott, who had management responsibility for the Company’s Global Marine division, 25% of his overall Annual Incentive Plan bonus award is determined by the Company’s corporate performance, 50% by the underwriting performance of the business for which he has responsibility, and 25% by his individual performance. For 2013, the targets for the business for which Mr. Sprott had responsibility were an 1% decrease in gross written premium relative to the prior year, an 11.2% expense ratio and loss ratios of 56.8% and 57.3% for the calendar year and accident year, respectively. For each of Messrs. Bassett and Tizzio, who oversee the management of multiple business lines, the overall Annual Incentive Plan bonus award is determined primarily by the Company’s corporate performance and by individual performance, adjusted by the performance of the business units that report up to him. The individual performance component of the Annual Incentive Plan bonus awards for Messrs. Bassett, Sprott and Tizzio was determined by Mr. Galanski, based upon his reasoned, subjective evaluation of the individual performance of each such Named Executive Officer. The Annual Incentive Plan bonus award for each participating Named Executive Officer was reviewed and approved by the Compensation Committee.

The Annual Incentive Plan bonus awards paid to Mr. Bassett was $230,000, to Mr. Sprott was $182,600 (based on a conversion rate on December 31, 2013 of £1=$1.66) and to Mr. Tizzio was $330,000.

Admirals Program. In 2006, the Compensation Committee, working with senior management of the Company, established the Admirals Program, which provides for special restricted stock unit award grants under the Company’s 2005 Stock Incentive Plan for certain key underwriters and other employees of the Company (“Admirals Awards”). Only employees who are highly significant contributors to the Company and participate at relatively high levels in the Annual Incentive Plan generally receive Admirals Awards.

The Admirals Program is primarily designed to align the interests of management and stockholders, as well as to retain qualified employees and facilitate continuity of management by providing significant long term incentive stock awards to key employees. The Admirals Program also supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees, and it enhances the Company’s ability to provide Named Executive Officers and others with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company. The size of each Admirals Award is determined by the Compensation Committee based upon the recommendation of senior management, and reflects the position of the award recipient within the organization, the importance of that individual to the continued growth and success of the Company, the need to retain his or her services and related factors. The Compensation Committee determines the amount of any Admirals Program awards to the Named Executive Officers, and, as part of this decision, will consider the recommendations of the President and Chief Executive Officer. The Admirals Program fits into the Company’s overall compensation objectives by providing a long term retention mechanism targeted toward a small number of highly significant and valued contributors.

Starting with grants made in 2011, the Compensation Committee decided to introduce a revised structure of the Admirals Program in order to balance the Company’s pay-for-performance culture with the Company’s retention objectives. Under the prior structure, the Compensation Committee felt that the retention objectives were not being fully realized, as the performance of the Company during the relevant performance period dictates that the more recent awards granted under the Admirals Program have vested or will vest at substantially less than the target amount, including many at zero shares, on account of the soft market conditions that existed in the insurance markets. As a result, the Committee felt that the structure was undercutting the Company’s long-term retention goals as the value of unvested equity under such awards was substantially reduced, making the Company more vulnerable to competitors seeking to recruit our key executives.

For awards granted in 2011, 2012 and 2013 under the Admirals Program, such awards will cliff vest upon the third anniversary of the grant date, at which time 50% of the restricted stock unit award will be fixed and vest subject only to continued employment on the vesting date while the remaining 50% will be performance-based and the actual number of restricted stock units vesting may vary from 0% to 150% subject to the Company meeting a compound annual growth in book value per share target during the three year performance period, as set by the Compensation Committee. The chart below lists, for Admirals Awards issued in 2013, the target compound growth in book value per share over the three-year vesting period for a recipient to receive the maximum, target, middle and threshold amount of shares under an Admirals Award. For Admirals Awards granted in 2013, the Compensation Committee set the target growth in book value per share at 10%. Typically, recipients of Admirals Awards are considered for, but not guaranteed, an award each year.

Compound Growth in Book Value Per Share		% of Target Shares Received
Maximum	15%	150%
Target	10%	100%
Middle	7.5%	50%
Threshold	5%	25%

For a growth in book value per share between 5% and 15% for the three-year vesting period, the employee will receive a corresponding percentage of the target shares ranging between 25% and 150% of target. For growth in book value per share below 5%, the employee is not entitled to any of the target shares.

For Admirals Awards granted in 2010 and prior (“Five Year Admirals Awards”), awards vest in equal installments on the third, fourth and fifth anniversaries of the grant date. The number of shares of Common Stock that an employee may receive from his or her initial Five Year Admirals Award was fixed at the time of grant. For subsequent Five Year Admirals Awards to that employee, the Compensation Committee set a target number of shares for each vesting date and the actual number of shares that employee receives on a vesting date varies based on the Company’s return on equity over a three-year period. This three-year period will be the three years prior to the year in which a vesting date occurs. For example, if an employee received his or her second Five Year Admirals Award on March 1, 2010, the Company’s return on equity for the 2010-2012 time period would determine how many shares that employee receives when the first installment of that Five Year Admirals Award vests. The chart below lists, for any vesting date of a Five Year Admirals Award (other than an initial award), the three-year return on equity of the Company amounts for a recipient to receive the maximum, target and threshold amount of shares under a Five Year Admirals Award.

3-Year Return on Equity		% of Target Shares Received
Maximum	15%	150%
Target	13%	100%
Threshold	7%	25%

For a return on equity value between 7% and 15% for any three-year period, the employee will receive a corresponding percentage of the target shares ranging between 25% and 150% of target. For return on equity below 7%, the employee is not entitled to any shares. Based on these metrics, due to the performance of the Company, variable Five Year Admirals Awards vesting in 2011 vested at 55% of target and Five Year Admirals Awards vesting in 2012, 2013 and 2014 were forfeited entirely.

The Compensation Committee has discretion to amend the terms and conditions of the Admirals Program from time to time. Admirals Program grants are generally awarded annually in late February or early March of each year.

In 2013, the Compensation Committee approved an award under the Admirals Program to Messrs. DeFalco, Bassett and Tizzio, at the target amounts of 5,000, 7,500 and 5,000, respectively, 50% of which will vest three years from the date of grant based only on the employee’s continued employment with the Company and the other 50% of which will vary with the Company’s growth in book value per share as described above. The amount of these grants and the decision to authorize them reflect the Compensation Committee’s consideration of each of their importance to the Company, the importance of the functions they oversee to the Company’s success, and the need to provide each of them with long term incentive and to retain their services.

While Mr. Sprott did not receive an Admirals Program grant in 2013, the Compensation Committee did award 12,500 restricted stock units to Mr. Sprott in 2013 pursuant to the 2005 Stock Incentive Plan as a condition to his hiring. Mr. Sprott’s award will vest ratably over a four year period, starting on the first anniversary of his employment. The amount of this grant and the decision to authorize it reflects the Compensation Committee’s consideration of the knowledge and experience that Mr. Sprott brings to the Company generally and the Company’s Global Marine business specifically.

Retirement Income Plans. The Company’s retirement income plans include the 401(k) Plan, which includes a Retirement Savings Account, and the U.K. Plan. All U.S. employees are eligible to participate in the Company’s 401(k) Plan, a defined contribution plan. The 401(k) Plan provides for the Company to match each participating U.S. employee’s annual contributions to the Plan up to 4% of such employee’s base salary and Annual Incentive Plan award for such year, subject to certain maximum contribution limits under applicable law. In addition, at the discretion of the Compensation Committee, depending upon the yearly financial performance of the Company, the Company may contribute up to an additional 4% of each eligible employee’s base salary for such year. For 2013, the Compensation Committee elected to make an additional contribution of 2% of each eligible employee’s base salary under the 401(k) Plan. The Company’s 401(k) Plan matching contributions and, for employees hired prior to January 1, 2012, the discretionary contributions, vest immediately. For employees hired on or after January 1, 2012, the discretionary contributions vest in annual installments of 20% on each of the second, third, fourth, fifth and sixth anniversaries of the date on which an employee joined the Company, and become fully vested after the employee has been employed by the Company for six years.

In addition, as part of the 401(k) Plan, the Company’s sponsors a Retirement Savings Account that provides for a mandatory annual contribution by the Company on behalf of each eligible employee of 7.5% of such employee’s base salary, subject to certain maximum contribution limits under applicable law. All U.S. employees hired prior to January 1, 2012 were eligible to participate in the Retirement Savings Account as of the January 1st immediately following their date of hire. All U.S. employees hired on or after January 1, 2012 become eligible to participate in the Retirement Savings Account as of the first day of the next calendar year quarter following the one year anniversary of their employment with the Company. The Company’s contributions to an employee’s

Retirement Savings Account vest in annual installments of 20% on each of the second, third, fourth, fifth and sixth anniversaries of the date on which an employee joined the Company, and become fully vested after the employee has been employed by the Company for six years.

The Company’s U.K. employees participate in the U.K. Plan rather than in the 401(k) Plan and the Retirement Savings Account. The U.K. Plan, like the 401(k) Plan, is a defined contribution plan. The U.K. Plan provides for a mandatory monthly contribution by the Company on behalf of each eligible employee of 15% of such employee’s base salary, subject to certain maximum contribution limits under applicable law. All Company contributions to the U.K. Plan vest immediately. U.K. employees are also entitled to make a voluntary annual contribution to the U.K. Plan, which is deducted from their net base salary. All U.K. employees become eligible to participate in the U.K. Plan as of the date they become employees of the Company.

The 401(k) Plan, the Retirement Savings Account and the U.K. Plan are together considered important long term retirement benefits that support the Company’s overall compensation objectives by helping to provide fair, adequate and competitive compensation to all employees, by helping to attract qualified new employees, and by facilitating the long term retention of key existing employees. The Retirement Savings Account and the U.K. Plan facilitate recruiting and retention by distinguishing the Company from many of its peer companies that do not provide this element of compensation. The 401(k) Plan, the Retirement Savings Account and the U.K. Plan also facilitate retirement planning by Named Executive Officers and other employees.

The Company does not offer a defined benefit pension plan or a nonqualified deferred compensation plan.

Employee Stock Purchase Plan. The Company’s Employee Stock Purchase Plan provides employees, including the Named Executive Officers, with the opportunity to acquire, subject to certain annual limits, shares of Navigators common stock at a 10% discount from the market price at the beginning or end of each six-month Plan period, whichever is less. Employees purchase these shares through regular payroll deductions. The Company generally encourages its employees to own its stock, and have their equity at risk, to better align the long term interests of its employees and stockholders.

Benefits. Executive officers also participate in those benefit arrangements which are available to our employees, including health and welfare benefit plans and the 401(k) Plan. For a discussion of the Company’s 401(k) Plan, please see “Compensation Discussion and Analysis – Retirement Income Plans” above.

Mr. Galanski receives an annual car allowance from the Company in the amount of $12,000, pursuant to the terms of his employment agreement. In addition, the Company pays for the cost of an annual physical examination for executive officers.

Employment Agreements. The Company has entered into an employment agreement with Messrs. Galanski and Sprott, both of which are still in effect. None of the other named executive officers has an employment agreement with the Company. For a discussion of the agreement with Messrs. Galanski and Sprott, please see “Employment Agreements” below.

Stock Ownership Guidelines. The Company requires the Chief Executive Officer and Chief Financial Officer of the Company to maintain ownership of common stock of the Company equal to five and three times their respective base salaries. As of December 31, 2013, this is equivalent to an investment in the Company by Mr. Galanski of $3.625 million and Mr. DeFalco of $1.4 million, representing 57,394 and 22,166 common shares, respectively, based on the closing price of $63.16 per common share as of December 31, 2013. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our Chief Executive Officer and Chief Financial Officer with the interests of our stockholders, which furthers our goal to provide attractive long-term returns for our stockholders. As of the date hereof, both Messrs. Galanski and DeFalco have achieved their target ownership levels. Common stock owned outright, common stock that is subject to vested unexercised share options, unvested restricted shares and unvested share units are counted toward fulfilling this requirement.

Tax Deductibility of Compensation. Under Section 162(m) of the Code, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the other three most highly compensated officers, other than the chief financial officer, of any publicly held corporation will not be deductible in certain circumstances. Generally, “performance-based” compensation, as defined in Section 162(m), is not subject to the limitation if certain requirements are satisfied. The Compensation Committee has structured the 2005 Stock Incentive Plan so that such compensation is intended to qualify as performance-based compensation under Section 162(m). However, the Compensation Committee may award compensation that is not fully deductible if it determines that such an award is consistent with the Company’s compensation philosophy and in the best interests of the Company and its Stockholders.

Relationship Between Compensation Policies and Risk Management. The Company has assessed the Company’s compensation programs and does not believe that there are any risks arising from the compensation policies and practices for employees that are reasonably likely to have a material adverse effect on the Company. Given (1) the emphasis of underwriting profitability, rather than growth in premium revenues, in measuring both corporate and individual performance, (2) that a significant portion of compensation is generally paid in equity that vests over a long period of time, and (3) that the vesting of a significant portion of such equity is dependent upon the return on equity or growth in book value per share over an extended period of time, the Company does not feel that this incentive compensation structure encourages any unnecessary or excessive risk to be taken by management.

Conclusion. Each element of the Company’s compensation program complements the other elements in that all elements together are designed to support the Company’s pay-for-performance philosophy. The various elements of each Named Executive Officer’s compensation package are designed collectively to assure that the package provides for fair and competitive compensation, facilitates the retention of the Named Executive Officer and therefore the continuity of the Company’s management, and provides incentives and rewards for the Named Executive Officer to enhance the profitability and growth of the Company. However, the amount of any individual element of a Named Executive Officer’s compensation does not generally affect the amount of the other elements of his or her compensation.

The Compensation Committee evaluates the Company’s management compensation program on an ongoing basis to assure that it is consistent with the objectives of the program and with the Company’s pay-for-performance compensation philosophy.

Compensation Committee Report

The Board’s Compensation Committee is charged, among other things, to perform periodic reviews of the Company’s compensation arrangements with executive officers and to make recommendations to the Board of Directors with respect to such arrangements. The Compensation Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at www.navg.com under the Corporate Governance link.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2014 Proxy Statement. Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2014 Proxy Statement.

The Compensation Committee:

H. J. Mervyn Blakeney

John F. Kirby

Janice C. Tomlinson (Chair)

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by the Company to the Chief Executive Officer, Chief Financial Officer and each of the three other most highly paid executive officers of the Company or its subsidiaries (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and NonQualified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation (3) ($) (i)	Total ($) (j)
Stanley A. Galanski President & Chief Executive Officer	2013 2012 2011	725,000 725,000 725,000	400,000 372,000 248,715	1,636,004 1,574,396 1,051,254	— — —	— — —	— — —	44,867 43,552 43,950	2,805,871 2,714,948 2,068,919
Ciro M. DeFalco SVP & Chief Financial Officer	2013 2012 2011	380,000 380,000 78,077	200,000 177,694 150,000	274,350 335,090 299,950	— — —	— — —	— — —	38,737 111,719 7,635	893,087 1,004,503 535,662
H. Clay Bassett, Jr. SVP & Chief Underwriting Officer	2013 2012 2011	468,750 416,667 375,000	230,000 100,000 130,000	411,525 478,700 254,900	— — —	— — —	— — —	35,545 33,040 31,185	1,145,820 1,028,407 791,085
Colin D. Sprott (4) President, Global Marine	2013	302,205	182,600	726,125	—	—	—	609,731	1,820,661
Vincent C. Tizzio (5) President & Chief Executive Officer, NMC	2013 2012	550,000 252,083	330,000 300,000	274,350 1,300,500	— —	— —	— —	35,785 1,930	1,190,135 1,854,513
(1)	The Bonus amounts reflect the cash bonus paid for 2013 to each Named Executive Officer. Information on the 2012 and 2011 Bonus amounts paid to Named Executive Officers can be found in the Company’s 2013 and 2012 Proxy Statements, respectively.
(2)

The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized over time with respect to incentive stock awards including performance-based awards granted in such year determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”) and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column represents the grant date value of performance-based awards based upon the probable outcome as of the grant date of such performance criteria: for 2013, $724,997 for Mr. Galanski, $137,175 for Mr. DeFalco and $205,763 for Mr. Bassett and $137,175 for Mr. Tizzio (in each case based on the closing stock price on the date of grant of $54.87); for 2012, $724,991 for Mr. Galanski, $167,545 for Mr. DeFalco and $209,350 for Mr. Bassett (in each case based on the closing stock price on the date of grant of $47.87) and $520,200 for Mr. Tizzio (based on the closing stock price on the date of grant of $52.02); and for 2011, $1,051,254 for Mr. Galanski and $127,450 for Mr. Bassett (in each case based on the closing stock price on the date of grant of $50.98). The performance-based awards vest three years from the date of grant in accordance with the terms of the Admirals Program commencing in 2011, other than the performance-based awards granted to Mr. Galanski in such years, which vest three years from the date of grant in accordance with the terms of his Long-Term Incentive Grant and the performance-based award granted to Mr. Tizzio in 2012, which were granted as a condition to his employment and vest based on the Company’s three-year average accident year and three-year average annual premium growth of its U.S. insurance operations over which Mr. Tizzio has oversight. Assuming the highest level of performance, the grant date fair value of the performance-based award granted in 2013 to Mr. Galanski would equal $1,087,496, to Mr. DeFalco would equal $205,763, to Mr. Bassett would equal $308,644 and to Mr. Tizzio would equal $205,763. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of incentive stock awards that are not subject to performance vesting conditions. These include awards given to Messrs. DeFalco, Bassett and Tizzio in 2013; Messrs. DeFalco and Bassett in 2012; and Mr. Bassett in 2011 as the fixed portion of their award granted under the Admirals Program; two separate awards granted in each of 2013 and 2012 to Mr. Galanski, one as part of his Annual Incentive Award that vests in four equal installments on the first, second, third and fourth anniversaries of its grant date and the other as the fixed portion of his Long Term Incentive Grant that vests on the third anniversary of the grant date, and stock grants made to Messrs. DeFalco, Sprott and Tizzio in 2011, 2013 and 2012, respectively, as consideration for each of them joining the Company. Mr. DeFalco’s and Mr. Sprott’s stock grants vest in four equal installments on the first, second, third and fourth anniversaries of its grant date and Mr. Tizzio’s stock grant cliff vests on December 31, 2015. No option or SARs awards were granted in 2013, 2012 or 2011.
(3)	See the All Other Compensation table for additional information.
(4)	Mr. Sprott was hired by the Company in 2013. As such, compensation information prior to 2013 has been excluded. All amounts reported for Mr. Sprott are paid to him in British pounds. The dollar value of the amounts paid to him is calculated based on the conversion rates as of December 31, 2013 of £1=$1.66.
(5)	Mr. Tizzio was hired by the Company in 2012. As such, compensation information prior to 2012 has been excluded.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table above.

Name	Year	Car Allowance ($)	401(k) Match ($)	Retirement Savings Account Contribution (2) ($)	U.K. Pension Plan Contribution ($)	Group Term Life Insurance Premium ($)	Health Club Dues ($)	Executive Physical Exam ($)	Payments as Condition of Employment (3) ($)	Total ($)
Stanley A. Galanski	2013 2012 2011	12,000 12,000 12,000	10,200 10,000 9,800	19,125 18,750 18,375	— — —	3,382 2,622 690	160 180 160	— — 2,925	— — —	44,867 43,552 43,950
Ciro M. DeFalco	2013 2012 2011	— — —	10,200 10,000 1,450	19,125 — —	— — —	4,902 4,874 310	160 100 —	4,350 — —	— 96,745 5,875	38,737 111,719 7,635
H. Clay Bassett, Jr.	2013 2012 2011	— — —	10,200 10,000 9,800	19,125 18,750 18,375	— — —	1,710 1,710 450	160 180 160	4,350 2,400 2,400	— — —	35,545 33,040 31,185
Colin D. Sprott (1)	2013	—	—	—	45,331	—	—	—	564,400	609,731
Vincent C. Tizzio	2013 2012	— —	10,200 1,146	19,125 —	— —	1,710 784	400 —	4,350 —	— —	35,785 1,930

(1)	All amounts reported for Mr. Sprott are paid to him in British pounds. The dollar value of the amounts paid to him is calculated based on the conversion rates as of December 31, 2013 of £1=$1.66,
(2)	For 2013 and 2012, these amounts were contributed to the employee’s Retirement Savings Account. For 2011, these amounts were contributed to the employee under the Company’s Money Purchase Plan then in effect. The Money Purchase Plan was discontinued effective January 1, 2012. All amounts contributed to an employee under the Company’s Money Purchase Plan prior thereto were transferred to such employee’s Retirement Savings Account on January 1, 2012.

(3)	For Mr. DeFalco, these payments were reimbursement of relocation expenses. For Mr. Sprott, this payment was a sign-on award agreed upon as a condition to his employment.

Grants of Plan-Based Awards

The following table contains information concerning the grants of plan-based awards made to each of the Named Executive Officers in the year ended December 31, 2013.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock Units (#)		All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards $/Share	Grant Date Fair Value of Stock and Options Awards (6) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi - mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)	(k)	(l)
Stanley A. Galanski	2/12/13				3,303	13,213	19,820	(1)	16,603	(2)			1,636,004
Ciro M. DeFalco	2/12/13				625	2,500	3,750	(3)	2,500	(4)			274,350
H. Clay Bassett, Jr.	2/12/13				938	3,750	5,625	(3)	3,750	(4)			411,525
Colin D. Sprott	4/9/13				—	—	—		12,500	(5)			726,125
Vincent C. Tizzio	2/12/13				625	2,500	3,750	(3)	2,500	(4)			274,350

(1)	These restricted stock units were issued under the 2005 Stock Incentive Plan and vest on February 12, 2016 in accordance with the performance metrics for the Chief Executive Officer’s Long Term Incentive Grant as described above under “Compensation Discussion and Analysis—Chief Executive Officer Compensation.” If the minimum performance metrics are not met, these shares will be forfeited entirely.
(2)	Represents 13,213 restricted stock units that were issued under the 2005 Stock Incentive Plan and vest on February 12, 2016 as the fixed portion of Mr. Galanski’s Long Term Incentive Grant and 3,390 restricted stock units that were issued under the 2005 Stock Incentive Plan as part of Mr. Galanski’s annual incentive award paid in 2013 in respect of 2012 performance and vest in equal installments on the first, second, third and fourth anniversaries of the grant date. For further information on Mr. Galanski’s Long Term Incentive Grant and annual incentive award, see “Compensation Discussion and Analysis—Chief Executive Officer Compensation.”
(3)	These restricted stock units were issued pursuant to the Admirals Program and vest on February 12, 2016 in accordance with the performance terms of Admirals Awards described above under “Compensation Discussion and Analysis—Admirals Program.” If the minimum performance metrics are not met, these shares will be forfeited entirely.
(4)	These restricted stock units were issued pursuant to the Admirals Program and vest on February 12, 2016 based upon the employee’s continued employment with the Company. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(5)	These restricted stock units were issued under the Company’s 2005 Stock Incentive Plan as a condition to Mr. Sprott’s employment and vest in equal installments on the first, second, third and fourth anniversaries of the grant date.
(6)	Grant Date Fair Value has been calculated as of the date of the grant under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the closing price of the Company’s common stock on the date of grant.

Employment Agreements

On March 26, 2001, the Company entered into an employment agreement with Mr. Galanski providing for an initial three-year term of employment that continues for successive one-year periods unless either party elects to terminate the agreement upon 120 days’ notice to the other party prior to the expiration of the then-current one-year period. The agreement provided for the issuance to Mr. Galanski as of the date of the agreement of a stock grant of 100,000 shares of Common Stock subject to vesting provisions of 25% per year. All of such shares are now fully vested. In the event that a change of control of the Company had occurred during the initial three-year term resulting in the termination of Mr. Galanski’s employment or the resignation of Mr. Galanski following a material reduction in his responsibilities or a demotion from his current position, Mr. Galanski would have been entitled to receive his base salary for the remaining term of his employment agreement and all outstanding unvested stock grants made to Mr. Galanski during the initial term would have immediately vested. The agreement provides for a $12,000 annual car allowance for Mr. Galanski. Upon the termination of Mr. Galanski’s employment agreement, the Company may elect to enforce against Mr. Galanski one-year restrictive covenants with respect to non-solicitation of the Company’s employees and noncompetition with the Company’s business, provided that the Company continues to pay to Mr. Galanski his then-current base salary during such one-year period. In accordance with its terms, Mr. Galanski’s employment agreement was automatically renewed in December 2013 for a one-year period through March 2015.

Effective July 10, 2013, Navigators Underwriting Agency Ltd. (“NUAL”), a wholly-owned subsidiary of the Company and the managing agency of the Company’s Lloyd’s of London Syndicate 1221, entered into an employment agreement with Mr. Sprott, which continues in effect until either party provides six months’ advance notice of termination to the other party. The agreement provides that NUAL may require that Mr. Sprott not have dealings with suppliers, customers, employees, agents or representatives of NUAL or its affiliates or work for any other employer during the six-month notice period. The agreement does not include provisions regarding change of control or acceleration of outstanding stock grants.

None of the remaining Named Executive Officers is currently a party to an employment agreement with the Company or any of its subsidiaries.

Second Amended and Restated 2005 Stock Incentive Plan

The purposes of the Second Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) are to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or to remain independent contractors to, the Company and its present and future subsidiaries, to attract new individuals to enter into such employment and service, to encourage such individuals, upon whom, in large measure, our sustained progress, growth and profitability depend, to achieve long-term Company goals, and to align the participants’ interests with those of Stockholders by providing them with a proprietary interest in our growth and performance. The Board of Directors believes that the ability to grant options (both non-qualified and incentive), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, annual incentive awards, dividend equivalents and substitute awards (each, an “Award”) under the 2005 Stock Incentive Plan will promote continuity of management, increased incentive and personal interest in the welfare of the Company and aid in securing the Company’s continued growth and financial success. Since 2005, the Company has issued stock awards under the 2005 Stock Incentive Plan.

The 2005 Stock Incentive Plan authorizes the issuance of 2,000,000 shares of Common Stock pursuant to Awards. The 2005 Stock Incentive Plan was originally approved by stockholders at the May 20, 2005 Annual Meeting of Stockholders. The stockholders approved an amended and restated plan at the May 26, 2010 Annual Meeting of Stockholders to give the Board more flexibility in the manner and form in which it makes awards, especially with respect to performance based awards that could qualify for more favorable tax treatment under Section 162(m) of the Code and, most recently, on May 23, 2013, stockholders approved a second amended and restated plan to increase the number of shares of Common Stock available for issuance pursuant to Awards under the plan and to make certain other non-material clarifying changes. Employees, non-employee directors, and independent consultants to the Company and its subsidiaries are eligible to participate in the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan is the only plan under which the Compensation Committee currently issues equity awards. For a discussion of the equity awards made to employees under the 2005 Stock Incentive Plan in connection with the Company’s Annual Incentive Plan and Admirals Program, please see “Compensation Discussion and Analysis – Annual Incentive Plan” and “Compensation Discussion and Analysis – Admirals Program”.

The 2005 Stock Incentive Plan is administered by the Compensation Committee (unless the Board of Directors determines otherwise), which interprets the 2005 Stock Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

Upon a change in control, unless provided otherwise in an award agreement, a participant’s awards will become vested, the relevant restrictions will lapse, and the relevant performance goals will be deemed to be met upon the involuntary termination of such participant’s employment or service without cause during the one-year period following the occurrence of the change in control. The same treatment of a participant’s awards will occur if he or she terminates employment or service for good reason during such one-year period.

In the event of an employee’s or director’s termination of employment or service due to his or her death, disability or retirement or, in the case of an independent consultant, his or her death, unless the applicable award agreement provides otherwise, such participant’s outstanding stock options and SARs will fully vest and remain exercisable until six months after such termination (but not beyond the original term of the option or SAR) and all unvested shares of such participant’s restricted stock units will immediately vest. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options, SARs and unvested restricted stock units will immediately be canceled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any other reason, such participant’s vested stock options and SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination (but not beyond the original term of the option or SAR).

Unless terminated sooner, the 2005 Stock Incentive Plan will terminate on May 26, 2020. The Board of Directors may, at any time, amend the 2005 Stock Incentive Plan. The Compensation Committee is permitted to amend the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NASDAQ Global Select Market.

Stock Options. Options may be granted by the Compensation Committee and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee (and incentive stock options are subject to statutory restrictions that are set forth in the 2005 Stock Incentive Plan). Unless the Compensation Committee determines otherwise, options will vest in 25% increments on the first, second, third and fourth anniversaries of the date the option is granted. The exercise price for all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date of grant. Also, Stockholders who own more than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the Common Stock on the date of grant. The 2005 Stock Incentive Plan prohibits the repricing of stock options.

The term of all stock options granted under the 2005 Stock Incentive Plan will be determined by the Compensation Committee and will generally not exceed 10 years. However, the term of an incentive stock option may not exceed 10 years (five years for incentive stock options granted to Stockholders who own more than 10% of our voting stock). Each option gives the participant the right to receive a number of shares of Common Stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), personal check or wire transfer.

Stock Appreciation Rights or SARs. All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options) and will have a term of 10 years, unless the Compensation Committee determines otherwise. SARs are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee. Unless the Compensation Committee determines otherwise, SARs will vest in 25% increments on the first, second, third and fourth anniversaries of the date the SAR is granted. A SAR granted under the 2005 Stock Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (on the date of exercise) of a share of the Common Stock over a specified price, known as the strike price, fixed by the Compensation Committee, which will not be less than 100% of the fair market value of the Common Stock on the grant date of the SAR. Payment may be made in cash, shares of the Common Stock, or other property, in any combination as determined by the Compensation Committee. The 2005 Stock Incentive Plan prohibits the repricing of SARs.

Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of common stock, conditioned upon the satisfaction of restrictions imposed by the Compensation Committee. Restrictions may include time-based restrictions, the achievement of specific performance goals or the occurrence of a specific event. Unless the Compensation Committee determines otherwise, restricted stock and restricted stock units will vest in 25% increments on the first, second, third and fourth anniversaries of the date of the grant. Participants have voting rights on restricted stock but not on restricted stock units. If the performance goals are not achieved, or if the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Performance Units. Performance units are any grant of (1) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Compensation Committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of Common Stock, restricted stock or restricted stock units. The Compensation Committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Annual Incentive Awards. The 2005 Stock Incentive Plan includes annual incentive awards. The Compensation Committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. In the case of annual incentive awards intended to qualify for the performance-based exception from the deductibility limitations of Section 162(m), the Compensation Committee will designate individuals eligible for annual incentive awards within the first 90 days of the year for which the annual incentive award will apply and will certify attainment of performance goals within 60 days following the end of each year. In addition, the Compensation Committee will establish the threshold, target and maximum annual incentive award opportunities for each participant. Annual incentive awards may be paid in cash, shares of Common Stock, restricted stock, options or any other award under the 2005 Stock Incentive Plan.

Substitute Awards. Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is acquired by us to preserve the economic value of all or a portion of a replaced award on such terms and conditions (including price), as the Compensation Committee determines.

Dividend Equivalents. Dividend equivalents are rights to receive payments equal to dividends on shares or restricted stock units, if and when we pay dividends to Stockholders. The Compensation Committee may award dividend equivalents on a stand-alone basis or in conjunction with another award (other than options and SARs). If the dividend equivalent is issued in conjunction with another award and if the participant forfeits all or a part of the award, the participant also forfeits the portion of the dividend equivalents award related to other award the participant forfeited.

In any calendar year, no participant may be granted awards for options or SARs that exceed, in the aggregate, 500,000 underlying shares of Common Stock. In any calendar year, no participant may be granted awards for restricted stock, restricted stock units or performance units (or any other award other than options or SARs that is determined by reference to the value of shares or appreciation in the value of shares) that exceed, in the aggregate, 250,000 underlying shares of Common Stock. No participant may be granted a cash award for any calendar year, the maximum payout for which would exceed $3 million. No participant may be granted a cash award for a performance period of more than one year, the maximum payout for which would exceed $5 million. These limits are higher than we expect to be needed for awards under the 2005 Stock Incentive Plan, and are included in the 2005 Stock Incentive Plan to comply with the requirements for deductibility of awards subject to Section 162(m).

2002 Stock Incentive Plan

At the May 30, 2002 Annual Meeting, the Stockholders approved the 2002 Stock Incentive Plan (the “2002 Stock Plan”). Pursuant to the 2002 Stock Plan, the Company may grant to eligible persons awards including, but not limited to, incentive stock options, non-incentive stock options and restricted shares of Common Stock. The 2002 Stock Plan authorized awards relating to an aggregate of up to 1,000,000 shares of Common Stock, of which no more than 100,000 awards may be in the form of restricted stock grants.

The 2002 Stock Plan is administered by our Compensation Committee, which shall consist of two or more members of the Board. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of, the Board. In the event that no Compensation Committee is appointed, the 2002 Stock Plan shall be administered by the Board of Directors.

No option granted pursuant to the 2002 Stock Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the incentive stock option is granted may not be exercised more than five years after the date of grant.

As a result of the approval of the 2005 Stock Plan at the May 20, 2005 Annual Meeting of Stockholders, no further stock or option awards have been granted since such date or will be granted under the 2002 Stock Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each of the Named Executive Officers with respect to their outstanding equity awards as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($) (j)
Stanley A. Galanski	—	—	—	—	—	33,697	(2)	2,128,303
									8,334	(3)	526,375
									49,476	(4)	3,124,904
Ciro M. DeFalco	—	—	—	—	—	9,500	(5)	600,020	6,000	(6)	378,960
H. Clay Bassett, Jr.	—	—	—	—	—	11,250	(7)	710,550	11,250	(8)	710,550
Colin D. Sprott	—	—	—	—	—	12,500	(9)	789,500
Vincent C. Tizzio	—	—	—	—	—	17,500	(10)	1,105,300
									10,000	(11)	631,600
									2,500	(12)	157,900

(1)	Market Value based on December 31, 2013 closing price of the Company’s common stock of $63.16.
(2)	Includes 650 restricted stock units that vested on 2/15/14 and 1,298 restricted stock units that will vest in two equal installments on 2/15/15 and 2/15/16; 848 restricted stock units that vested on 2/12/14 and 2,542 restricted stock units that will vest in three equal installments on 2/12/15, 2/12/16 and 2/12/17; 15,146 restricted stock units that will vest on 2/15/15; and 13,213 restricted stock units that will vest on 2/12/16.
(3)	Restricted stock units that vest on 8/6/14 in accordance with the terms of variable Five Year Admirals Awards. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(4)	Includes 21,118 restricted stock units that were forfeited on 3/24/14 due to a failure to meet corporate performance targets, as well as 15,145 restricted stock units that will vest on 2/15/15 and 13,213 restricted stock units that will vest on 2/12/16, in each case subject to meeting corporate performance targets. For further discussion, please see “Compensation Discussion and Analysis – Chief Executive Officer Compensation” above.
(5)	Includes 3,500 restricted stock units that vest in two equal installments on 9/26/14 and 9/26/15, 3,500 restricted stock units that will vest on 2/15/15 and 2,500 restricted stock units that will vest on 2/12/16.
(6)	Includes 3,500 restricted stock units that will vest on 2/15/15 and 2,500 restricted stock units that will vest on 2/12/16, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(7)	Includes 2,500 restricted stock units that vested on 2/16/14, as well as 5,000 restricted stock units that will vest on 2/15/15 and 3,750 restricted stock units that will vest on 2/12/16.
(8)	Includes 2,500 restricted stock units that were forfeited on 2/16/14 due to a failure to meet corporate performance targets, as well as 5,000 restricted stock units that will vest on 2/15/15 and 3,750 restricted stock units that will vest on 2/12/16, in each case in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.
(9)	Restricted stock units that will vest in four equal installments on 4/9/14, 4/9/15, 4/9/16 and 4/9/17.

(10)	Includes 15,000 restricted stock units that will vest on 12/31/15 and 2,500 restricted stock units that will vest on 2/12/16.
(11)	Restricted stock units that will vest on 12/31/15 based on the three year average accident year combined ratio and three year average annual premium growth of the Company’s U.S. insurance operations.
(12)	Restricted stock units that will vest on 2/12/16 in accordance with the terms of the Admirals Program. For further discussion of the Admirals Program, please see “Compensation Discussion and Analysis – Admirals Program” above.

Options Exercised and Stock Vested

The following table sets forth information for each of the Named Executive Officers with respect to options exercised and stock grants vested, and the value realized on such exercise or vesting, during the year ended December 31, 2013.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards				Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (1) ($) (e)
Stanley A. Galanski	30,000	(2)	1,004,680	(3)	16,364	918,190
Ciro M. DeFalco	—		—		1,750	101,920
H. Clay Bassett, Jr.	—		—		337	18,815
Colin D. Sprott	—		—		—	—
Vincent C. Tizzio	—		—		—	—

(1)	Calculated based on the product of the number of shares acquired on vesting of the stock award multiplied by the closing stock price on the NASDAQ National Market on the vesting date.
(2)	Stock options with a grant price of $29.11 expiring on 2/26/2014 that were exercised in three installments of 10,000 each on 11/15/13, 11/18/13 and 11/19/13.
(3)	Calculated based on the actual price of sale of the underlying shares acquired in the exercise.

The following table sets forth the payments that would be received by each Named Executive Officer if his employment with the Company were terminated as of December 31, 2013.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

	Cash Severance Payment $		Continuation of Medical/ Welfare Benefit (present value) $	Acceleration and Continuation of Equity Awards $		Total Termination Benefits $
Stanley A. Galanski
• Voluntary Retirement	725,000	(1)	—	5,779,582	(2)	6,504,582
• Voluntary Termination	725,000	(1)	—	—		725,000
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	725,000	(1)	—	—		725,000
• Involuntary or Good Reason Termination after Change in Control	725,000	(1)	—	5,779,582	(3)	6,504,582
• Termination on Death or Disability	—		—	5,779,582	(4)	6,504,582
Ciro M. DeFalco
• Voluntary Retirement	—		—	978,980	(2)	978,980
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	978,980	(3)	978,980
• Termination on Death or Disability	—		—	978,980	(4)	978,980
H. Clay Bassett, Jr.
• Voluntary Retirement	—		—	1,421,100	(2)	1,421,100
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	1,421,100	(3)	1,421,100
• Termination on Death or Disability	—		—	1,421,100	(4)	1,421,100
Colin D. Sprott
• Voluntary Retirement	—		—	789,500	(2)	789,500
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	—		—
• Involuntary or Good Reason Termination after Change in Control	—		—	789,500	(3)	789,500
• Termination on Death or Disability	—		—	789,500	(4)	789,500
Vincent C. Tizzio
• Voluntary Retirement	—		—	1,894,800	(2)	1,894,800
• Voluntary Termination	—		—	—		—
• Involuntary Termination for Cause	—		—	—		—
• Involuntary Termination Without Cause	—		—	676,714	(6)	676,714
• Involuntary or Good Reason Termination after Change in Control	—		—	1,894,800	(3)	1,894,800
• Termination on Death or Disability	—		—	1,894,800	(4)	1,894,800

(1)	This cash severance payment, as provided in Mr. Galanski’s employment agreement with the Company and based upon Mr. Galanski’s annual base salary of $725,000 as of December 31, 2013, assumes that notice of termination of employment is given as of such date and that the Company elects to enforce the restrictive covenants included in such employment agreement with respect to noncompetition and nonsolicitation of employees. This cash severance payment would be paid to Mr. Galanski in accordance with the Company’s regular payroll schedule during the one-year period beginning as of such termination date. For a discussion of the terms of Mr. Galanski’s employment agreement, please see “Employment Agreements” above.
(2)	Assumes that the Voluntary Retirement meets the definition of “Retirement” under the 2005 Stock Incentive Plan. Under this assumption, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock units and option awards. Also assumes that performance shares will vest at the target amount. Amounts are based on the December 31, 2013 closing price of the Company’s common stock of $63.16.
(3)	Assumes both a change of control as of December 31, 2013 and termination of employment with the Company within one year thereafter. Under these assumptions, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards, with performance shares vesting at 100% of their target amount. Amounts are based on the December 31, 2013 closing price of the Company’s common stock of $63.16.
(4)	Assumes death or an employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Under these assumptions, the 2005 Stock Incentive Plan provides for immediate vesting of all outstanding restricted stock and option awards, with performance shares vesting at 100% of their target amount. Amounts are based on the December 31, 2013 closing price of the Company’s common stock of $63.16.
(5)	In accordance with Mr. Tizzio’s offer letter, in the event of termination of his employment other than for cause prior to December 31, 2015, a pro rata portion of Mr. Tizzio’s stock award granted as a condition of his employment will vest based on actual results at the time of his separation. This amount assumes Mr. Tizzio’s termination on December 31, 2013 and that the pro rated portion of performance shares vest on such date at 100% of their target amount. Amounts are based on the December 31, 2013 closing price of the Company’s common stock of $63.16.

Compensation of Directors

Each director who is not an officer or employee of the Company receives an annual payment consisting of $75,000 in cash, payable in quarterly installments, and $50,000 in restricted shares of the Company’s Common Stock, payable in the first quarter of each year for service during the preceding year (based on the closing price of the Company’s Common Stock on the last business day of such preceding year). In addition, members of the Audit Committee of the Board were paid an additional annual retainer of $10,000, payable in quarterly installments. The chairmen of the Audit Committee and the Compensation Committee were paid annual retainers of $30,000 and $20,000, respectively, each payable in quarterly installments. Chairmen of other Board committees did not receive annual retainers for their services as chairmen.

Mr. Mendelsohn was appointed as our Chairman on May 23, 2013, on which date Mr. Deeks retired as Chairman to become Chairman Emeritus. At that time, the Compensation Committee determined to pay an additional annual retainer to the Chairman of $100,000 per annum, payable in quarterly installments in cash, in recognition of the time and effort spent by this Chairman in his role. In addition, the Compensation Committee determined to pay Mr. Deeks, as Chairman Emeritus, an additional annual retainer of $100,000 per annum, payable in quarterly installments in cash, for his continued guidance as Chairman Emeritus, and also to continue to provide Mr. Deeks with supplemental retiree medical coverage and to reimburse Mr. Deeks for the cost of any premiums paid to Medicare.

The Compensation Committee of the Board recognizes the importance of ownership of the Common Stock of the Company by its independent directors in aligning the interests of the Board with those of our stockholders. Accordingly, as described above, each director received payment in 2013 of $50,000 in fully vested restricted shares of the Company’s Common Stock as part of the annual compensation for service on the Board in 2013. Directors are required to hold such shares for a minimum of one year. Our directors have generally retained ownership of their Common Stock after such restrictions have lapsed.

Shown below is a table that sets forth the total compensation paid to each independent Board member in 2013.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Saul L. Basch	85,000	25,024	—	—	—	—		110,024
H. J. Mervyn Blakeney	75,000	50,049	—	—	—	—		125,049
Terence N. Deeks	257,673	—	—	—	—	43,399	(3)	301,072
Geoffrey E. Johnson	105,000	50,049	—	—	—	64,800	(4)	219,849
John F. Kirby	75,000	50,049	—	—	—	—		125,049
Robert V. Mendelsohn	160,000	50,049	—	—	—	—		210,049
David M. Platter	56,250	—	—	—	—	—		56,250
Janice C. Tomlinson	95,000	50,049	—	—	—	—		145,049
Marc M. Tract	75,000	50,049	—	—	—	—		125,049

(1)	Includes an annual cash retainer of $75,000, paid quarterly to each director in addition to annual retainer fees for the Chairman, Chairman Emeritus, Audit Committee chairman and members and the Compensation Committee chairman, as described above.
(2)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs recognized with respect to stock awards granted in 2013 for 2012 Board service, determined as of the grant date under FASB ASC Topic 718, and excluding the effect of estimated forfeitures. The fair value has been calculated using the closing price of the common stock on December 31, 2012 ($51.07 per share).
(3)	Other Compensation paid to Mr. Deeks in 2013 includes payment by the Company of an annual physical examination for Mr. Deeks in the amount of $4,350, a reimbursement for Medicare benefits payable by Mr. Deeks in the amount of $5,754.60 and $33,295 in imputed interest related to split dollar life insurance policy premiums that were advanced by the Company for the years 1992 – 2002 and that are repayable upon the earlier of the termination of such policy or the payment of benefits thereunder.
(4)	The amount under All Other Compensation was paid to Mr. Johnson as compensation for his service in 2013 on NUAL’s board of directors. For a discussion of this compensation, please see “Related Party Transactions” above.

Equity Compensation Plan Information

The following chart includes information as of December 31, 2013 with respect to equity compensation plans where equity securities of the Company may be issued:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights		Weighted- average exercise price of outstanding stock options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders (1)	6,750	(2)	$30.65	659,115
Equity compensation plans not approved by security holders	—			—

Total	6,750			659,115

(1)	Consists of the Amended and Restated 2005 Stock Incentive Plan and the 2002 Stock Incentive Plan. For a description of each of these plans, please see disclosure above.
(2)	The total weighted average term of the outstanding stock options is 5.1 months.

Compensation Committee Interlocks and Insider Participation

None of Ms. Tomlinson or Messrs. Blakeney or Kirby, each of the members of the Compensation Committee, has ever been an officer or employee of the Company or of any of its subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity where any officer of such entity served either on the Company’s Board or on its Compensation Committee.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and financial reporting process. The Audit Committee is currently composed of three directors, each of whom meets the independence requirements of the NASDAQ stock market and the SEC. The Audit Committee operates under a written charter approved by the Board, which was reviewed in 2013 and is available on our website at www.navg.com under the Corporate Governance link.

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm KPMG LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent auditors to discuss the audited December 31, 2013 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Auditing Standard No. 16, Communication with Audit Committees, as amended and as currently in effect. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee discussed with the independent auditors that firm’s independence.

The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Management is responsible for those activities required to ensure compliance with this legislation.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

The Audit Committee:

Saul L. Basch

Geoffrey E. Johnson (Chairman)

Robert V. Mendelsohn

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term corporate performance targets that promote the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” included elsewhere in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP, Certified Public Accountants, has been appointed by the Board, upon the recommendation of the Audit Committee after evaluating the performance and independence of KPMG LLP, as independent auditors for the Company to examine and report on its December 31, 2014 financial statements, which appointment will be submitted to the stockholders for ratification at the Annual Meeting. Submission of the appointment of the auditors to the stockholders for ratification will not limit the authority of the Board or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

The Board recommends a vote “FOR” Proposal 3. Proxies will be so voted unless Stockholders specify otherwise in their proxies.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2013 and 2012, and fees billed for other services rendered by KPMG LLP related to those periods.

	2013	2012
Audit Fees(1)	$1,760,139	$1,577,471
Audit Related Fees(2)	182,750	7,500
Tax Fees(3)	200,569	196,594
Other Fees(4)	1,650	1,650

Total	$2,145,108	$1,783,215

(1)	Audit fees consisted primarily of fees for the annual audit of the Company’s financial statements and internal control over financial reporting including the requirements of Section 404 of the Sarbanes-Oxley Act, as well as quarterly reviews and statutory audits.
(2)	For 2013, fees primarily related to the preparation of a comfort letter required in connection with the Company’s filing of a prospectus supplement with the SEC on October 4, 2013 for the issuance of senior notes. For 2012, fees related to the preparation of a consent required in connection with the Company’s Form S-3 filed with the SEC on June 1, 2012.
(3)	Tax fees consisted primarily of fees for tax compliance and advisory services.
(4)	Other fees relate to the Company’s subscription to an online research tool provided by KPMG LLP.

The Audit Committee approves each engagement of the independent auditors in advance. The Audit Committee’s chairman has been authorized to approve such services subject to ratification at the next Audit Committee meeting.

ALL OTHER MATTERS WHICH MAY PROPERLY

COME BEFORE THE ANNUAL MEETING

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Stockholder Approval

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the applicable rules. Proposals 1 and 2 are not considered routine matters under applicable rules, so your bank or broker will not have discretionary authority to vote your shares held in street name on those items. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter, so your bank or broker will have discretionary authority to vote your shares held in street name on that item. Inspectors of election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the annual meeting. In the event a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each item to be presented to the stockholders at the annual meeting and the effect of “withhold” votes, abstentions, and broker non-votes.

Item	Required Vote	Effect of “Withhold” Votes, Abstentions, Broker Non-Votes

Item 1—Election of Directors	Affirmative vote of a plurality of the shares of common stock present and voting.	• “Withhold” votes will have no effect on the voting for the election of directors. • Broker non-votes will have no effect on the voting for the election of directors.

Item 2—Advisory Vote on Executive Compensation	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST this proposal. • Broker non-votes will have no effect on the voting for this item.

Item 3—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014	Affirmative vote of a majority of the shares of common stock present and voting.	• Abstentions will have the effect of a vote AGAINST ratification. • Broker non-votes will have no effect on the voting for this item.

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the director nominees (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2); and

•	FOR ratification of the Board’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 3).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file certain reports regarding the ownership of the Common Stock with the SEC. These insiders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no further reports were required, all of our directors, executive officers and 10% Stockholders made all required filings on time in 2013 other than one Form 4 filed on behalf of Mr. Galanski on April 12, 2013, which was filed approximately two weeks late on account of an administrative oversight.

We have adopted a code of business conduct and ethics, referred to as our Corporate Code of Ethics and Conduct, that applies to all employees, officers and directors and meets the requirements of the rules of the SEC and of the NASDAQ. In addition, we have adopted a Code of Ethics that applies to our Chief Executive Officer and our senior financial officers which meets the SEC requirements. Both the Corporate Code of Ethics and Conduct and the Code of Ethics are available on our website at www.navg.com under the Corporate Governance link. Any amendments to or waiver of the Corporate Code of Ethics and Conduct or the Code of Ethics will be disclosed on our website under the same link promptly following the date of such amendment or waiver. In addition, in accordance with NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any waivers from the Corporate Code of Ethics and Conduct that are granted to directors and executive officers.

Absence of Dissenters’ or Appraisal Rights

Under Section 262 of the Delaware General Corporation Law, stockholders have the right to dissent from certain corporate actions. In such cases, dissenting stockholders are entitled to have their shares appraised and be paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this Proxy Statement do not entitle a stockholder to exercise any such dissenters’ or appraisal rights.

Stockholders’ Proposals and Communications

Any proposal by a Stockholder of the Company intended to be presented at the 2015 Annual Meeting of Stockholders must be received by the Company at its principal administrative office no later than December 11, 2014 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

The Board of Directors believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to the Secretary of the Company at The Navigators Group, Inc., 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication-name of specific director or directors”. All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary of the Company will open such communications and make copies, and then circulate them to the appropriate director or directors.

Form 10-K Annual Report

UPON WRITTEN REQUEST BY A STOCKHOLDER, WE WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR 2013 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 2013 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, we will furnish to the stockholder copies of any exhibits for a nominal charge. Requests should be addressed to The Navigators Group, Inc., Attn: Investor Relations Department, 400 Atlantic Street, 8th Floor, Stamford, Connecticut 06901. In addition, we make available through our website at www.navg.com under the Investor Relations – SEC Filings link, free of charge, our Annual Report on Form 10-K including exhibits, quarterly reports on Form 10-Q including exhibits, current reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Solicitation and Expenses of Solicitation

Our officers and employees may solicit proxies. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company. It is estimated that the costs will be nominal.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Emily B. Miner

Secretary

Stamford, Connecticut

April 10, 2014

THE NAVIGATORS GROUP, INC. ATTN: EMILY MINER 400 ATLANTIC STREET, 8th FLOOR STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 Saul L. Basch 02 H.J. Mervyn Blakeney 03 Terence N. Deeks 04 Stanley A. Galanski 05 Geoffrey E. Johnson
06 John F. Kirby 07 Robert V. Mendelsohn 08 David M. Platter 09 Janice C. Tomlinson 10 Marc M. Tract
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2 Pass an advisory resolution on executive compensation.							☐	☐	☐
3 Ratify the appointment of KPMG LLP as the independent auditors of the Company to examine and report on the December 31, 2014 financial statements.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

THE NAVIGATORS GROUP, INC.

400 Atlantic Street, 8th Floor

Stamford, CT 06901

PROXY FOR THE MAY 22, 2014 ANNUAL MEETING OF STOCKHOLDERS

Ciro M. DeFalco and Emily B. Miner, or any one of them, with power of substitution, are hereby authorized as proxies to represent and to vote the shares of the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 10:00 a.m., Thursday, May 22, 2014, at the office of the Company at 400 Atlantic Street, 8th Floor, Stamford, CT 06901, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed on the reverse side and in accordance with their judgment on all other matters which may properly come before the Annual Meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side